UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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SUN HYDRAULICS CORPORATION

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ENOVATION

2019 Notice of Annual Meeting of Shareholders and Proxy Statement

HELIOS
TECHNOLOGIES

SUN HYDRAULICS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 13, 2019

Notice hereby is given that the Annual Meeting of Shareholders of Sun Hydraulics Corporation, a Florida corporation, will be held on Thursday, June 13, 2019, at 10:00 a.m., Eastern Daylight Time, at The Benjamin Hotel 125 E 50th Street, New York, NY 10022, for the following purposes:

1.

To elect three Directors to serve until the Annual Meeting in 2022, and to elect one Director to serve until the Annual Meeting in 2021, and until their successors are elected and qualified or until their earlier resignation, removal from office or death;

2.	To approve an amendment to the Corporation’s articles of incorporation to change the name of the Corporation to Helios Technologies, Inc.;

3.	To approve an amendment to the Corporation’s articles of incorporation to increase the number of authorized shares of common stock, par value $0.001 per share, to 100,000,000 shares;

4.	To approve the Helios Technologies 2019 Equity Incentive Plan;

5.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year 2019;

6.	To conduct an advisory vote on executive compensation; and

7.	To transact such other business as properly may come before the Meeting or any adjournment thereof.

Shareholders of record at the close of business on April 4, 2019, are entitled to receive notice of and to vote at the Meeting and any adjournment thereof.

We sent a Notice of Internet Availability of Proxy Materials on or about April 26, 2019, and provided access to our proxy materials over the Internet, beginning April 26, 2019, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

All shareholders are cordially invited to attend the Meeting. Whether or not you expect to attend, to assure the presence of a quorum at the Meeting, please authorize your proxy by Internet or, if you received a paper copy of the materials by mail, please mark, sign, date and return your proxy card, so that your shares will be represented at the Meeting. You may revoke your Proxy and vote in person at the Meeting if you desire.

If your shares are held in street name by a brokerage, your broker will supply the Notice of Internet Availability instructions on how to access and review this proxy statement and our annual report and authorize a proxy online to vote your shares. If you receive paper copies of the materials from your broker by mail, please mark, sign, date and return your proxy card to the brokerage. It is important that you return your proxy to the brokerage as quickly as possible so that the brokerage may vote your shares. You may not vote your shares in person at the Meeting unless you obtain a power of attorney or legal proxy from your broker authorizing you to vote the shares, and you present this power of attorney or proxy at the Meeting.

By Order of the Board of Directors,

GREGORY C. YADLEY

Secretary

Sarasota, Florida

April 26, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDERS MEETING TO BE HELD ON JUNE 13, 2019

This Proxy Statement and our 2018 Annual Report to Shareholders are available at:

https://materials.proxyvote.com/866942 and https://ir.heliostechnologies.com.

Page
Notice of Annual Meeting of Shareholders

Proxy Statement	1

Proposal 1 — Election of Directors	2

Governance of the Company	3
Directors and Executive Officers	3
Board Leadership Structure and the Board’s Role in Risk Oversight	7
Independence and Committees of the Board of Directors	8
Director Participation and Relationships	10
Compensation Committee Interlocks and Insider Participation	10
Section 16(a) Beneficial Ownership Reporting Compliance	10
Communications with the Board of Directors	10
Environmental, Social and Governance (ESG) Matters	11

Audit Committee Report	15

Certain Relationships and Related Transactions	16

Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters	17

Executive Compensation	20

Compensation Discussion and Analysis	20
Compensation Philosophy and Objectives	20
The 2018 Compensation Process and Approach	20
Components of Executive Compensation	20
Shareholder Engagement and Say on Pay	23
2019 Compensation Philosophy and Compensation Program Changes	23
2019 Incentive Plan Changes	25
Deductibility of Compensation	26
Compensation Committee Report	27
Summary Compensation	28
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year-End	29
Option Exercises and Stock Vested	30

Director Compensation	32

Proposal 2 — Approval of Corporate Name Change	34

Proposal 3 — Approval of Increase in Number of Shares of Common Stock	35

Proposal 4 — Approval of 2019 Equity Incentive Plan	36

Proposal 5 — Ratification of the Appointment of Independent Registered Public Accounting Firm	38

Proposal 6 — Advisory Vote on Executive Compensation	39

Other Business	39

Requirements, Including Deadlines, for Submission of Proxy Proposals and Nomination of Directors by Shareholders for the 2020 Proxy Statement and Presentation at the 2020 Annual Meeting	40

2019 Proxy Statement | i

SUN HYDRAULICS CORPORATION

1500 West University Parkway

Sarasota, Florida 34243

PROXY STATEMENT

This proxy overview is a summary of information that you will find throughout this proxy statement. As this is only an overview, we encourage you to read the entire proxy statement, which was first distributed to our stockholders on or about April 26, 2019.

  2019 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	Thursday, June 13, 2019, at 10:00 a.m. (Eastern Daylight Time)
Place:	The Benjamin Hotel 125 E 50th St., New York, NY 10022
Record Date:	April 4, 2019
Voting:	Shareholders as of the record date may vote on or before 11:59 p.m. Eastern Daylight Time on June 12, 2019 for shares held directly and by 11:59 p.m. Eastern Daylight Time on June 10, 2019 for shares held in a Plan through one of the following options:

By completing, signing and dating the voting instructions in the envelope provided	By the internet at www.proxyvote.com	By telephone at 1-800-690-6903	In person by completing, signing and dating a ballot at the annual meeting

Any proxy delivered pursuant to this solicitation may be revoked, at the option of the person executing the proxy, at any time before it is exercised by delivering a signed revocation to the Company, by submitting a later-dated proxy, or by attending the Meeting in person and casting a ballot. If proxies are signed and returned without voting instructions, the shares represented by the proxies will be voted as recommended by the Board of Directors.

The cost of soliciting proxies will be borne by the Company. In addition to the use of the mail, proxies may be solicited personally or by telephone by regular employees of the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expense in sending proxy materials to their principals and obtaining their proxies. The approximate date on which this Proxy Statement and enclosed form of proxy first has been mailed or made available over the Internet to shareholders as of April 26, 2019.

The close of business on April 4, 2019, has been designated as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting. As of April 4, 2019, 32,011,375 shares of the Company’s Common Stock, par value $.001 per share, were issued and outstanding. Each shareholder will be entitled to one vote for each share of Common Stock registered in his or her name on the books of the Company on the close of business on April 4, 2019, on all matters that come before the Meeting. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Shares held by nominees for beneficial owners will also be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented, even though the nominee may not exercise discretionary voting power with respect to other matters and even though voting instructions have not been received from the beneficial owner (a “broker non-vote”). Abstentions and broker non-votes are not counted in determining whether a proposal has been approved.

2019 Proxy Statement | 1

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors of the Company currently consists of seven members. The Board is divided into three classes of Directors serving staggered three-year terms. Directors hold their positions until the annual meeting of shareholders in the year in which their terms expire, and until their respective successors are elected and qualified or until their earlier resignation, removal from office or death.

The term of office of three of the Company’s current seven Directors, Marc Bertoneche, Douglas M. Britt, Philippe Lemaitre, will expire at the Meeting. The Governance and Nominating Committee of the Board of Directors has selected Messrs. Bertoneche, Britt and Lemaitre as nominees to stand for reelection to the Board at the Meeting, to serve until the Company’s annual meeting in 2022. The Committee also has determined to nominate Kennon H. Guglielmo for election to the Board at the Meeting, to serve until the Company’s annual meeting in 2021.

In making its nominations of Messrs. Bertoneche, Britt, Guglielmo, and Lemaitre, the Governance and Nominating Committee reviewed the backgrounds of the four individuals and believes that each of them (as well as each other continuing Director whose term does not expire at the Meeting) has valuable individual skills and experiences that, taken together, provide the Company with the diversity and depth of knowledge, judgment and vision necessary to provide effective oversight.

Biographical information for each of the nominees is set forth below under “Directors and Executive Officers.”

Shareholders may vote for up to three nominees for the class of Directors who will serve until the Company’s annual meeting in 2022 and for one nominee, Dr. Guglielmo, for the class of Directors who will serve until the Company’s annual meeting in 2021. If a quorum is present at the meeting, Directors will be elected by a plurality of the votes cast. Shareholders may not vote cumulatively in the election of Directors. In the event any of the nominees should be unable to serve, which is not anticipated, the proxy committee, which consists of Christine L. Koski and Alexander Schuetz, will vote for such other person or persons for the office of Director as the Board of Directors may recommend.

The Board of Directors recommends that you vote “FOR” Messrs. Bertoneche, Britt and Lemaitre to serve until the Company’s annual meeting in 2022, and “FOR” Dr. Guglielmo to serve until the annual meeting in 2021, or until their successors shall be duly elected and qualified or until their earlier resignation, removal from office or death. Executed proxies in the accompanying form will be voted at the Meeting in favor of the election as directors of the nominees named above, unless authority to do so is withheld.

2 | 2019 Proxy Statement

GOVERNANCE OF THE COMPANY

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s Directors, nominees for Director, and executive officers and the positions they hold with the Company. Executive officers serve at the pleasure of the Board of Directors.

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Wolfgang H. Dangel, 55 President, CEO and Director	June 2009

Wolfgang Dangel became President and Chief Executive Officer of the Company on April 1, 2016. From January 2014 to March 2016, he was a consultant to the Schaeffler Holding Company. From September 2011 to December 2013, he served as President of Schaeffler Automotive Global and a member of the Executive Board of the Schaeffler Group and, from January 2007 to September 2011, as President of Schaeffler Group Asia/Pacific and a member of the Extended Management Board of Schaeffler Group (Global). Mr. Dangel previously served as President, CEO and CFO of Bosch Rexroth North America, from January 2001 to December 2006. Prior to that, he was affiliated with other Mannesmann and Rexroth companies, including as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd. from June 1996 to December 2000. Mr. Dangel previously served as a member of the board of directors of the National Fluid Power Association. He holds a Master’s Degree in Economics from the University of Applied Sciences in Rosenheim, Germany. Mr. Dangel has served as a Director of the Company since June 2009. With more extensive experience working in the fluid power industry and in Asia, Mr. Dangel brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.

Marc Bertoneche, 72 Independent Director	August 2001

Marc Bertoneche is an Emeritus Professor in Business Administration at the University of Bordeaux in France, and was on the Faculty of INSEAD, the European Institute of Business Administration in Fontainebleau, France, for more than 20 years. He was a Visiting Professor of Finance at the Harvard Business School. He is an Associate Fellow at the University of Oxford and a Distinguished Visiting Professor at HEC Paris. Dr. Bertoneche is a graduate of University of Paris and earned his MBA and PhD from Northwestern University. He has served as a Director of the Company since August 2001. As an academic and a consultant to universities and businesses throughout the world, Dr. Bertoneche is exposed to diverse business leaders and brings a global perspective and depth of experience in the finance area.

			●	●

Douglas M. Britt, 54 Independent Director	December 2016

Doug Britt has been a Director of the Company since December 2016. Mr. Britt is President of Flex Ltd. (NASDAQ: FLEX), a leading sketch-to-scale™ solutions company that provides innovative design, engineering, manufacturing, real-time supply chain insight, and logistics services to companies of all sizes in various industries and end-markets. From May 2009 to November 2012, Mr. Britt served as Corporate Vice President and Managing Director of Americas for Future Electronics, and from November 2007 to May 2009, he was Senior Vice President of Worldwide Sales, Marketing, and Operations for Silicon Graphics. From January 2000 to October 2007, Mr. Britt held positions of increasing responsibility at Solectron Corporation, culminating his career there as Executive Vice President, and was responsible for Solectron’s customer business segments including sales, marketing and account and program management functions. Mr. Britt earned a bachelor’s degree in business administration from California State University, Chico, and attended executive education programs throughout Europe, including at the University of London. As an executive at multinational companies, Mr. Britt has extensive global mergers and acquisition experience, global manufacturing and supply chain expertise and a deep understanding of customer relationships and leading a global business.

			●	C

2019 Proxy Statement | 3

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

David W. Grzelak, 69 Independent Director	June 2015

Mr. Grzelak has served on the board of directors of Alamo Group Inc. (NYSE: ALG) since August 2006. He also serves on Alamo’s Compensation Committee, Audit Committee and Nominating/Corporate Governance Committee. Dave Grzelak has been a director of the Company since June 2015. He served as Chairman and Chief Executive Officer of Komatsu America Corporation from April 2002 until his retirement as Chief Executive Officer in April 2012 and as Chairman in July 2013. He then served as a consultant to Komatsu Ltd., Tokyo, Japan, until August 2015. With more than four decades of experience working in the industrial manufacturing sector and extensive experience in Asia, Mr. Grzelak brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold. Mr. Grzelak brings to the Board valuable insights on distribution, marketing and sales of the Company’s products as well as operational and financial expertise.

			C		●

Christine L. Koski, 61 Independent Director	May 2000

Christine Koski joined the executive team of nMetric, LLC as head of marketing in July 2006 and has served as its President and Chief Executive Officer since January 2011. Ms. Koski is also the Chief Executive Officer of ProBiora Health, LLC. Ms. Koski purchased the probiotic business unit from Oragenics and took over as its CEO. Simultaneous to the acquisition, Ms. Koski resigned from the board of directors of Oragenics, Inc. (OGEN). Prior to joining nMetric, Ms. Koski  founded Koski Consulting Group, Inc. in June 2001 to work with start-up companies in the area of business strategy and marketing. From 1980 through 2000, Ms. Koski held various positions in sales, product management, purchasing, sales management, and international marketing management with Celanese A.G. or its former affiliates, including Celanese Ltd., Hoechst AG and Hoechst Celanese Chemical Group Ltd. Ms. Koski is also a member of the National Association of Corporate Directors, Dallas Chapter, and is an alumnus of Harvard’s Corporate Board Effectiveness Program led by Professor Jay Lorsch. Ms. Koski has served as a Director of the Company since May 2000. Her international sales and marketing background contribute to the Board’s overall level of experience in these areas. Ms. Koski graduated from St. Lawrence University with a BS degree in chemistry and received an Executive MBA degree from Southern Methodist University.

				●	●

Philippe Lemaitre, 69 Independent Director and Chairman of the Board	June 2007

Philippe Lemaitre retired in November 2006 as Chairman, President and Chief Executive Officer of Woodhead Industries, Inc., a publicly-held automation and electrical products manufacturer, upon its sale to Molex. Before joining Woodhead in 1999, Mr. Lemaitre was Corporate Vice President and Chief Technology Officer of AMP, Inc. and was also in charge of AMP Computer and Telecom Business Group Worldwide. Prior to joining AMP, Mr. Lemaitre was an Executive Vice President of TRW, Inc. and also General Manager of TRW Automotive Electronics Group Worldwide. He previously held various management  and research engineering positions with TRW, Inc., International Technegroup, Inc., General Electric Company and Engineering Systems International. Mr. Lemaitre also served as Chairman of the Board of Directors of Multi-Fineline Electronix, Inc. from March 2011 until the sale of the company in July 2016. Mr. Lemaitre holds a Master of Civil Engineering degree from

4 | 2019 Proxy Statement

Governance of the Company

Name/Age/Independence	Director Since		Committee Membership (C: Chair)
		Biographies	Audit	Comp.	Gov. and Nominating

Ecole Spéciale des Travaux Publics, Paris, France, and a Master of Science degree from the University of California at Berkeley, California. Mr. Lemaitre has served as a Director of the Company since June 2007, and as Chairman of the Board since June 2013. Mr. Lemaitre’s more than 35 years of experience in the development of technology and with technology-driven businesses, his track record of successfully managing global business functions including sales, engineering, research and manufacturing operations, and his role as Chairman of another public company provide a wealth of experience in  key areas of the Company’s business and governance.

Alexander Schuetz, 52 Independent Director	June 2014

Alexander Schuetz serves as CEO of Knauf Engineering GmbH, an engineering company in the gypsum based construction materials industry. Prior to joining Knauf in February 2009, Dr. Schuetz held various management positions for more than 10 years in Finance, Business Development, Mergers & Acquisitions, Project Management and General Management in the fluid power industry at Mannesmann and Bosch Rexroth, including as CEO of Rexroth Mexico and Central America from August 2000 to August 2007. From 1998 to 2000, he was based in Beijing, China and was responsible for the Finance, Tax and Legal division at Mannesmann (China) Ltd., the holding company for a number of affiliated companies of the Mannesmann Group, including Rexroth, Demag, Sachs and VDO. Dr. Schuetz holds a Ph.D. in international commercial law from the University of Muenster, Germany. In 2003, Dr. Schuetz completed the Robert Bosch North America International General Management Program at Carnegie Mellon University. Dr. Schuetz has served as a Director of the Company since June 2014. With more than ten years working in the fluid power industry and extensive experience in major growth regions of the world, including Asia and Latin America, Dr. Schuetz brings global insights into markets and customers to the Company.

			●		C

2019 Proxy Statement | 5

Governance of the Company

Name/Age		Executive Officer Since	Biographies

	Wolfgang H. Dangel, 55 President, CEO and Director	June 2009

Wolfgang Dangel became President and Chief Executive Officer of the Company on April 1, 2016. From January 2014 to March 2016, he was a consultant to the Schaeffler Holding Company. From September 2011 to December 2013, he served as President of Schaeffler Automotive Global and a member of the Executive Board of the Schaeffler Group and, from January 2007 to September 2011, as President of Schaeffler Group Asia/Pacific and a member of the Extended Management Board of Schaeffler Group (Global). Mr. Dangel previously served as President, CEO and CFO of Bosch Rexroth North America, from January 2001 to December 2006. Prior to that, he was affiliated with other Mannesmann and Rexroth companies, including as Managing Director and Chairman of the Management Board of Mannesmann Rexroth (China) Ltd. from June 1996 to December 2000. Mr. Dangel previously served as a member of the board of directors of the National Fluid Power Association. He holds a Master’s Degree in Economics from the University of Applied Sciences in Rosenheim, Germany. Mr. Dangel has served as a Director of the Company since June 2009. With more extensive experience working in the fluid power industry and in Asia, Mr. Dangel brings a wealth of knowledge regarding the customers and markets in which the Company’s products are sold.

	Tricia L. Fulton, 52 Chief Financial Officer	March 2006

Tricia Fulton joined the Company in March 1997 and held positions of increasing responsibility, including Corporate Controller, prior to being named Chief Financial Officer on March 4, 2006. From July 1995 to March 1997, Ms. Fulton served as the Director of Accounting for Plymouth Harbor. From November 1991 to July 1995, she served in various financial capacities for Loral Data Systems. From September 1989 to September 1991, Ms. Fulton was an auditor with Deloitte & Touche. Ms. Fulton is a graduate of Hillsdale College and the General Management Program at the Harvard Business School. She serves as a member of the board of directors of the National Fluid Power Association.

	Gary A. Gotting, 56 Global Lead, CVT Product Development and Marketing	November 2013

Gary Gotting joined the Company in November 2013 and prior to being named Global Lead, CVT Product Development and Marketing, he had regional leadership responsibilities in sales and marketing of cartridge valve technology (“CVT”) in the Americas. From January 2008 to November 2013, he was VP of Sales and Marketing at High Country Tek, Inc., the Company’s first venture into electronics. From 2007-2008, Mr. Gotting was senior product manager for the advanced technology and systems group of Eaton Corporation in Eden Prairie, MN. He was affiliated with Denison Hydraulics from 1993-2007, first managing electronics and systems development for Denison Hydraulics International in England, and then relocating to the company’s U.S. corporate headquarters in Marysville Ohio, as global electronics and controls manager in 2000. When Denison Hydraulics Inc. was purchased by Parker Hannifin Corporation in 2003, he moved to a role in Parker’s global mobile group, where he remained until 2007, when he joined Eaton. Mr. Gotting is a graduate of Brighton College of Technology in England and holds higher education certificates in electronics and communications engineering.

	Kennon H. Guglielmo, 52 Nominee for Director (term expiring in 2021) (Former Global Co-Lead Electronic Controls)	December 2016

Kennon Guglielmo served as Co-General Manager of Enovation Controls, LLC (“Enovation”) from the time it was acquired by the Company on December 5, 2016, until April 5, 2019. He co-founded Enovation, which operates as a separate, standalone subsidiary of the Company, in September 2009, first serving as its Chief Technology Officer and subsequently as its Co-Chief Executive Officer, along with co-founder Frank Murphy, III. Dr. Guglielmo currently serves as CEO of Genisys Controls, LLC, a segment of Enovation that was carved out prior to Enovation’s acquisition by the Company. Dr. Guglielmo has been an independent director of Rush Enterprises, Inc. (NASDAQ:RUSHA) (NASDAQ:RUSHB) since January 2015. He holds a B.S. in Mechanical Engineering from Texas A&M University and an M.S. and Ph.D. in Mechanical Engineering from The Georgia Institute of Technology. Along with his executive and entrepreneurial background and skills, Dr. Guglielmo will bring a wealth of experience in the electronics area and product development to the Board.

	Jinger J. McPeak, 43 2018: Global Co-Lead Electronic Controls; 2019: President, Electronic Controls	December 2016

Jinger McPeak served as Co-General Manager of Enovation Controls, LLC, which was acquired by the Company on December 5, 2016, and operates as a separate, standalone subsidiary. On April 5, 2019, Ms. McPeak assumed full leadership responsibilities for Enovation Controls. She joined the predecessor company to Enovation in September 2004. In the 15 years with the company, Ms. McPeak has served in roles spanning from Market Management to Engineering, including leadership of the company-wide Display Solutions Team. Prior to the acquisition Ms. McPeak was the Vice President of Vehicle Technologies. She has over 20 years of experience and has been responsible for all aspects of managing the critical success factors of Enovation’s display and controller technology serving the recreational, marine and off-highway segments. Prior to joining the company, Ms. McPeak was employed at Mercury Marine, a Brunswick division, from May 1997 to September 2004 where she held several leadership positions, including Quality Engineer, Sales Administration Manager, Lean Six Sigma Program Officer and National Sales Manager. Her background includes a strong focus on market development and product portfolio strategy, including product quality & performance, program planning, timing and management, executive communication of strategic direction and tactical planning at all corporate levels. Ms. McPeak completed her education in 2001 by adding an MBA from Oklahoma State University to her Bachelor of Arts degree in Statistics. She currently serves on the BoatPAC board of the National Marine Manufacturers Association.

6 | 2019 Proxy Statement

Governance of the Company

Name/Age		Executive Officer Since	Biographies

	Melanie M. Nealis, 44 Chief Legal and Compliance Officer and Assistant Secretary	July 2018

Melanie Nealis joined the Company in July 2018 and brings over 20 years of experience in legal and human resources to the Company. She currently serves as the Chief Legal and Compliance Officer & Assistant Secretary for the organization and its subsidiaries. She is responsible for managing the legal and compliance activities of the enterprise on a global basis. Prior to joining the Company, Ms. Nealis was the Deputy General Counsel of Roper Technologies, Inc. (NYSE:ROP) from 2012 to 2018 and senior corporate counsel to Nordson Corporation (NASDAQ:NDSN) from 2005 to 2012. In both of her previous in-house roles, Ms. Nealis was responsible for managing legal services and compliance programs globally. Her responsibilities included: mergers & acquisitions, litigation management, developing and administering compliance programs, labor & employment, commercial contracts, global trade advice and compliance, and other regulatory and compliance activities. Ms. Nealis graduated with a BSBA, summa cum laude, from Xavier University and has a Juris Doctorate degree from the Ohio State University Moritz College of Law, where she graduated with honors in law. Prior to her in-house roles, Ms. Nealis was in private practice in Cleveland, Ohio, beginning her career at the national law firm of Baker & Hostetler LLP. Before becoming an attorney, Ms. Nealis worked as a human resource professional at the Timken Company in Canton, Ohio.

	Craig Roser, 61 Global Lead, CVT Sales and Business Development	August 2009

Craig Roser joined the Company in August 2009 and had regional leadership responsibilities in marketing, sales and business development in the Americas before becoming Global Lead, CVT Sales and Business Development Lead in August of 2016. Mr. Roser graduated from the University of South Florida in 1979 with a mechanical engineering degree and worked in the textile and tire making industries until 1983, when he joined Gulf Controls Company LLC, a Sun Hydraulics Distributor. Mr. Roser last served as Vice President Engineering of Gulf Controls before being selected in 2001 as President of Hydro Air LLC, another fluid power component and systems distributor who then had the same owner as Gulf Controls. Mr. Roser is a licensed professional engineer and participates in committee activities of the National Fluid Power Association and the American Society of Mechanical Engineers. Mr. Roser also earned a law degree from The Florida State College of Law and is a member of The Florida Bar.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Board of Directors acts as a collaborative body that encourages broad participation of each of the Directors at Board meetings and in the committees, described below, on which they serve. The Board believes that a majority of Directors should be independent. Prior to each Board meeting the independent directors meet informally, and they also meet in regular executive sessions of the Board of Directors. The Company currently separates the functions of Chairman of the Board and Chief Executive Officer. The Chairman of the Board, who is a non-management, independent director chairs the meetings of the Board and also serves as a nonvoting ex officio member of each of the Board committees. He approves the agenda for each meeting, after soliciting suggestions from management and the other Directors. Given the size of the Company, its international operations and its culture of individual initiative and responsibility, the Board believes that its leadership structure is appropriate. The Board believes that a governing body comprised of a relatively small number of individuals with diverse backgrounds in terms of geographic, cultural and subject matter experience, strong leadership and collaborative skills, is best equipped to oversee the Company and its management.

The Company’s culture emphasizes individual integrity, initiative and responsibility. The Company’s compensation structure does not encourage individuals to undertake undue risk for personal financial gain. The Board has delegated to the Audit Committee the responsibility for financial risk and fraud oversight, to consider for approval all transactions involving conflicts of interest and to monitor compliance with the Company’s Code of Business Conduct and Ethics (“Code”).

The Governance and Nominating Committee addresses non-financial risks, including political and economic risks, risks relating to the Company’s growth strategy, and current business risks on a quarterly basis, and makes recommendations to the Board with respect to those and other risks, including leadership development and succession. To supplement the reports of the Governance and Nominating Committee, the Chief Executive Officer reports to the full Board, at least annually, regarding material risks facing the Company, risks it may face in the future, measures that management has employed to address those risks and other information regarding how risk analysis is incorporated into the Company’s corporate strategy and day-to-day business operations.

As part of its risk oversight and compliance responsibilities, the Board of Directors, in December 2018, adopted a new Code that serves as an overarching document to supplement similar policies adopted by its subsidiaries. The Code has been

2019 Proxy Statement | 7

Governance of the Company

translated into five languages, and training programs are held to ensure the code is understood and observed throughout the Company. In July 2018, the Board appointed a Chief Legal and Compliance Officer (“CLCO”) who oversees and manages the legal and compliance functions of the Company on a global basis.

Independence and Committees of the Board of Directors

At its meeting in March 8, 2019, the Board undertook a review of Director Independence. It determined that there were no transactions or relationships between any of the Directors or any member of the Director’s immediate family and the Company and its subsidiaries and affiliates. The purpose of this review was to determine the independence of each of the Directors under the rules of the Nasdaq Stock Market and, for audit committee members, also under the rules of the Securities and Exchange Commission. The Board determined that, other than the CEO, all of the Company’s Directors, Messrs. Bertoneche, Britt, Grzelak, Lemaitre, and Schuetz, and Ms. Koski, qualify as independent.

The Board of Directors has the three standing committees listed below.

Audit Committee

The Audit Committee, comprised of Marc Bertoneche, Doug Britt, David W. Grzelak (Chair), and Alexander Schuetz, held nine meetings in 2018. The Board of Directors determined, under applicable SEC and NASDAQ rules, that all of the members of the Audit Committee are independent and that Dr. Bertoneche meets the qualifications as an Audit Committee Financial Expert, and he has been so designated. The functions of the Audit Committee are to select the independent public accountants who will prepare and issue an audit report on the annual financial statements of the Company and a report on the Company’s internal controls over financial reporting, to establish the scope of and the fees for the prospective annual audit with the independent public accountants, to review the results thereof with the independent public accountants, to review and approve non-audit services of the independent public accountants, to review compliance with existing major accounting and financial policies of the Company, to review the adequacy of the financial organization of the Company, to review management’s procedures and policies relative to the adequacy of the Company’s internal accounting controls, to review areas of financial risk and provide fraud oversight, to review compliance with federal and state laws relating to accounting practices and to review and approve transactions, if any, with affiliated parties. It also invites and investigates reports regarding accounting, internal accounting controls or auditing irregularities or other matters.

The Audit Committee is responsible for review of management’s monitoring of the Company’s compliance with its Code, including its confidential ethics reporting hotline and the periodic review and update of the code. No waivers of the Company’s Code were requested or granted during the year ended December 29, 2018. The Code is available on the Investors page of our Web site www.heliostechnologies.com and from the Company upon written request sent to Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Investors page of our Web site www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Compensation Committee

The Compensation Committee, comprised of Marc Bertoneche, Douglas M. Britt (Chair), and Christine L. Koski, oversees the Company’s compensation program, including executive compensation and the review, approval and recommendation to the Board of Directors of the terms and conditions of all employee benefit plans or changes thereto. The Committee administers the Company’s equity incentive and non-employee director fees plans and carries out the responsibilities required by the rules of the Securities and Exchange Commission. The Committee met six times during 2018.

The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Investors page of our Web site www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

Governance and Nominating Committee

The Governance and Nominating Committee, comprised of David W. Grzelak, Christine L. Koski, and Alexander Schuetz (Chair), held four meetings in 2018. The primary purpose of the Committee is to identify and recommend to the Board individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board, develop

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Governance of the Company

and recommend to the Board corporate governance guidelines and policies for the Company, and monitor the Company’s compliance with good corporate governance standards. The Committee also addresses non-financial risks, including development and succession of leadership, and makes recommendations to the Board with respect to those and other risks facing the Company.

The Governance and Nominating Committee is governed by a written charter approved by the Board of Directors. The charter is available on the Investors page of our website www.heliostechnologies.com and from the Company upon written request sent to the Corporate Secretary, 1500 West University Parkway, Sarasota, Florida 34243.

The Board has adopted a Statement of Policy Regarding Director Nominations, setting forth qualifications of Directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders.

As set forth in the Statement of Policy, a candidate for Director should meet the following criteria:

•	must, above all, be of proven integrity with a record of substantial achievement;

•	must have demonstrated ability and sound judgment that usually will be based on broad experience;

•	must be able and willing to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings and the annual shareholders’ meeting;

•	must possess a judicious and somewhat critical temperament that will enable objective appraisal of management’s plans and programs; and

•	must be committed to building sound, long-term Company growth.

Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective Director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a Director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the Board of Directors and the needs of the Board and the Company at the time of the election.

As discussed below under “Oversight of Environmental, Social and Governance (ESG) Matters,” the Board of Directors formally memorialized the Company’s commitment to fundamental ethical principles, including diversity and respect for the dignity of every individual. The Governance and Nominating Committee will continue to nominate Directors with diverse backgrounds in terms of geographic, cultural and subject matter experience that are complementary to those of the other Directors so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business.

The Committee will take whatever actions it deems necessary under the circumstances to identify qualified candidates for nomination for election as a member of the Board of Directors, including the use of professional search firms, recommendations from Directors, members of senior management and security holders. All such candidates for any particular seat on the Board shall be evaluated based upon the same criteria, including those set forth above and such other criteria as the Committee deems suitable under the circumstances existing at the time of the election.

Shareholder Recommendations for Nomination as a Director. In order for the Committee to consider a candidate recommended by a shareholder, the shareholder must provide to the Corporate Secretary, at least 120, but not more than 150, days prior to the date of the shareholders’ meeting at which the election of Directors is to occur, a written notice of such security holder’s desire that such person be nominated for election at the upcoming shareholders meeting; provided, however, that in the event that less than 120 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth business day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

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Governance of the Company

A shareholder’s notice of recommendation must set forth:

(a)	as to each person whom the shareholder proposes be considered for nomination for election as a Director,

(i)	the name, age, business address and residence address;

(ii)	his or her principal occupation or employment during the past five years,

(iii)	the number of shares of Company common stock he or she beneficially owns,

(iv)

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and

(v)	the consent of the person to serve as a Director, if so elected; and

(b)	as to the shareholder giving the notice

(i)	the name and record address of shareholder,

(ii)	the number of shares of Company common stock beneficially owned by the shareholder,

(iii)	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nominations are to be made, and

(iv)	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person(s) named.

Director Participation and Relationships

The Board of Directors held nine meetings during 2018, and all of the Directors were present at each meeting. Each Director also attended all of the meetings of each committee of which he or she was a member in 2018.

The Board of Directors has adopted a policy stating that it is in the best interests of the Company that all Directors and nominees for Director attend each annual meeting of the shareholders of the Company. The policy provides that the Board, in selecting a date for the annual shareholders meeting, will use its best efforts to schedule the meeting at a time and place that will allow all Directors and nominees for election as Directors at such meeting to attend the meeting. The policy further provides that an unexcused absence under the policy should be considered by the Governance and Nominating Committee in determining whether to nominate a Director for re-election at the end of his or her term of office. All of the Directors attended last year’s annual meeting of shareholders.

No family relationships exist between any of the Company’s Directors and executive officers. There are no arrangements or understandings between Directors and any other person concerning service as a Director.

Compensation Committee Interlocks and Insider Participation

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and any other equity securities of the Company. To the Company’s knowledge, based solely upon a review of the forms, reports and certificates filed with the Company by such persons, all of them complied with the Section 16(a) filing requirements in 2018, except for Christine L. Koski and Tricia L. Fulton who each filed one Form 4, reporting one transaction late.

Communications with the Board of Directors

Shareholders and other parties interested in communicating with our Board of Directors may do so by writing to the Board of Directors, Sun Hydraulics Corporation d/b/a Helios Technologies, 1500 West University Parkway, Sarasota, Florida 34243. Under the process for such communications established by the Board of Directors, the Chairman of the Board reviews all such correspondence and regularly forwards it, or a summary of the correspondence, to all of the other members of the

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Governance of the Company

Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Board or any member of the Board and request copies of any such correspondence. Additionally, correspondence that, in the opinion of the Chairman, relates to concerns or complaints regarding accounting, internal accounting controls and auditing matters is forwarded to the Chair of the Audit Committee.

Environmental, Social and Governance (ESG) Matters

Corporate responsibility and sustainability are reflected in the Company’s business strategy. The Board of Directors recently reviewed the Company’s historical commitment to principles of corporate and social responsibility. The Company is committed to reducing emissions, recycling, and minimizing its environmental footprint and has implemented several strategies to achieve these goals. The Company is also fully committed to the safety of its employees and the safety of those who use its products. Additionally, the Company actively seeks to support diversity initiatives in its hiring and employment practices. The Board and its committees will continue to assist the Company in its oversight of corporate social responsibilities, significant public policy issues, health and safety, and climate-change related trends. Below is a summary of the Company’s ESG activities for 2018.

Governance/Business Conduct

We are committed to conducting our business with ethics and integrity. This expectation is memorialized in the policies and procedures applicable to our employees, vendors, and partners across the globe. All of our operating companies maintain their own individual ethics and code of conduct policies, the collective policies of which are also incorporated into our corporate policy, the Code. In addition, the Helios companies maintain ethical and conduct standards for their suppliers across the globe.

Helios maintains a confidential ethics and reporting hotline that can be accessed by employees all over the globe (heliostechnologies.ethicspoint.com). Both the Audit and Governance Committees of the Board of Directors oversee the ethics and compliance programs of the Company. As noted above, in 2018 Helios hired a Chief Legal and Compliance Officer, who oversees our ethics and compliance programs and provides advice and counsel on a regular basis to Helios and its employees on these topics.

Environment

Across the globe, Helios companies are committed to leading in their industries to minimize the impact of their activities on the environment. The Company is committed to reducing emissions, recycling, and minimizing its environmental footprint. The key points of Helios’s strategy to achieve these goals are:

•	Minimize waste by evaluating operations and ensuring they are as efficient as possible;

•	Minimize toxic emissions through efficient use of water and energy;

•	Raise environmental awareness, encourage participation, and train employees;

•	Actively promote recycling both internally and amongst our customers and suppliers;

•	Source and promote products to minimize the environmental impact of both production and distribution;

•	Meet or exceed all the local environmental legislation relative to the Company in all countries where we are present;

•	Use of biodegradable or alternatives to chemicals while minimizing use of solvents; and

•	Continuously seek to improve our environmental performance.

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Governance of the Company

In line with these efforts, below are some examples of our 2018 achievements:

•	Ninety percent (90%) of waste generated from our Enovation facility in Oklahoma goes to a waste-to energy facility. Our facilities also recycle paper, cardboard, electronic waste, and scrap metal;

•	At Sun Hydraulics, we converted our Series 1 valves into single piece plastic clamshell packaging that is made from recycled PET and plan to covert more products to this packaging;

•

At Enovation, we have a lighting efficiency improvement project. Our Oklahoma facilities have been converted to full LED and motion sensing lighting. Meanwhile, our manufacturing building warehouse is being converted to LED in the high bay areas;

•

At Custom Fluidpower Pty Ltd (“CFP”), the company uses recycled grey water for toilet facilities, has replaced all lighting with energy efficient LED lights, and has recycling programs for cardboard, paper and steel. The Company also installed 160 solar panels on its roof in Mackay, providing 45% of the daytime power use; and

•

Our Sun Hydraulics plants in Sarasota utilize a thermal energy storage system to reduce its energy consumption. The system uses chillers to create ice during off peak hours that is burned off during peak hours to cool our facilities. This system reduced our electrical usage by approximately fifty percent (50%).

Social

The Company and its employees have a long history of caring for our communities around the world and the people we employ. The Company supports social welfare programs around the globe through financial efforts and employee engagement. The Company is fully committed to the safety of its employees and the safety of those who use our products. Additionally, the Company actively seeks to support diversity initiatives in its hiring and employment practices. Below are some highlights of some of these efforts made by our companies in 2018.

1. Diversity & Inclusion

The Company believes that diversity and inclusion is critical for the attraction and retention of top talent. We are investing in global leadership programs that support and develop our talent throughout the world. Of particular note, 43% of our executive officers are female. In our corporate headquarters, 54% of the professionals are female. In addition, our Enovation workforce is comprised of 44% minorities and 41% female. As a contributor to our proactive efforts to attract a diverse workforce, Enovation participates in a number of diversity events, including the Oklahoma State University’s Women’s Business Leadership Conference.

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Governance of the Company

2. Community

Below are some highlights from 2018 demonstrating the Helios companies’ commitment to the communities in which we operate:

•	Sun Hydraulics employees donated nearly 300 hours to Habitat for Humanity;

•	Sun Hydraulics donated $235,000 to a variety of charities, focusing on 501(c)(3) organizations where employees have an active role in volunteering;

•	Faster donated $21,000 to Red Cross Hurricane Relief and $5,000 to St. Ursula Academy STEM Robotics;

•	Enovation employees are actively involved in supporting the Community Food Bank of Eastern Oklahoma, the Muscular Dystrophy Association, American Cancer Society, and local veterans’ organizations;

•	CFP sponsors a four-year scholarship program with the University of Newcastle for a Mechatronics Engineering student valued at $40,000 AUD;

•

CFP’s President volunteers his time as a member of the Honorary Advisory Board for the Engineering Faculty at the University of Newcastle and of the Advisory Council for the Australian Industry Group regarding Manufacturing, Industrial Relations and Safety for employers;

•	At CFP, our National Mechatronics Engineer partners with the University of Newcastle in a mechatronics advisory capacity;

•	CFP sponsors a sporting facility for the small community of Sarina for $15,000 AUD per annum;

•

Faster supports a program entitled “Faster Academy”, which is a training program for people unemployed. As a result of this program, the participants are prepared to be hired at Faster or by other companies within our industry; and

•	Faster supports its local community by participating in the program “Fare Legami” (Create Links) and its employees regularly attend various social initiatives related to this.

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Governance of the Company

3. Safety & Health

The Company is committed to the safety of its customers and its employees. Each company within our group maintains environmental, health and safety policies that seek to promote the operation of our business in a manner that is protective of the health and safety of the public and our employees. Several of our businesses have onsite medical clinics for employees and their families. Our companies offer several health and welfare programs to employees to promote fitness and wellness and preventative healthcare. In addition, our employees are offered a confidential employee assistance program that provides professional counselling to employees and their family members.

Some other examples of our safety and health initiatives are below:

•	Enovation is a member of the Oklahoma Safety Council and the National Safety Council;

•	Employees are trained to be First Responders, given the opportunity to receive OSHA 30 certifications, and our locations have a Certified First Aid/CPR/AED Trainer on site;

•	Enovation has a Safety Near Miss Program to encourage employee awareness and involvement in identifying safety risks;

•

Our Faster subsidiary has been recognized in the top 3 companies in Italy across our sector as a “best workplace” from a national magazine (called Panorama) underscoring our achievements in the areas of Welfare, Academy and Training;

•	Faster has developed a relocation program to encourage employment in areas of Italy with a high unemployment rate;

•	Faster, in conjunction with its union, has developed other programs dedicated to work-life balance, save-time services, harassment prevention, and other welfare benefits;

•

At Sun Hydraulics, a learning management system was implemented by Human Resource and Safety Management for more efficient employee training and compliance tracking capabilities. Training is managed and scheduled online and made available to employees through any digital device. In-house production of training videos and materials allow custom content for improved results;

•

Working with Sun Hydraulics IT developers, the Human Resource and Safety Managers created an online incident reporting tool to process all safety incidents, incident investigations, and associated action items; and

•

Sun Hydraulics provides proactive health services including massage and physical therapy. Our Industrial Athletic Trainer was named 2018 Trainer of the Year and provides ergonomic exercise training for employees, early treatment of injuries, and work routine recommendations.

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AUDIT COMMITTEE REPORT

The following report shall not be deemed to be incorporated by reference into any filings made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference, or to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934.

Management is responsible for the Company’s internal controls, financial reporting process, compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting based on criteria established in the 2013 Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The primary purpose of the Audit Committee is to oversee the Company’s financial reporting activities. The Audit Committee selects the Company’s independent accountants and meets regularly with them to review and approve the scope of their audit, report, recommendations and fees.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 29, 2018, with the Company’s management and with Grant Thornton LLP (“Grant Thornton”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee also reviewed and discussed with the Company’s management and Grant Thornton their respective reports on the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act as of December 29, 2018. The Audit Committee has discussed with Grant Thornton the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication With Audit Committees).

The Audit Committee has received from Grant Thornton written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with Grant Thornton its independence. The Audit Committee has considered the provision of all non-audit services by Grant Thornton and has determined that such services are compatible with the firm maintaining its independence from the Company.

Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

David W. Grzelak, Chair

Marc Bertoneche

Douglas M. Britt

Alexander Schuetz

2019 Proxy Statement | 15

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2018, except as described below, the Company had no material relationships or transactions with any of the Directors or executive officers, or their affiliates. Under the Company’s Code, all employees, including the CEO, the CFO and persons performing the functions of a controller, are instructed to avoid any personal activity, investment or association which could appear to interfere with their good judgment concerning the Company’s best interests. The Company’s policy is that if an employee or Director is related in any way to a vendor or customer, someone other than that employee or Director should be the one to decide whether the Company will do business with that person. The Audit Committee must approve all transactions in which an officer or Director, or any member of such person’s family, may have a personal interest.

When the Company acquired Enovation Controls, LLC in December 2016, its natural gas production controls and engine controls and fuel systems business segments were spun off to Genisys Controls, LLC (“Genisys”), which is owned by Kennon Guglielmo and Frank Murphy, III. Until April 5, 2019, Dr. Guglielmo served as the Company’s Global Co-Lead, Electronic Controls, and also as Co-General Manager of Enovation Controls, and has been nominated as a member of the Board of Directors. In 2018, the Company sold approximately $2,584,000 of products to Genisys and purchased approximately $6,178,000 of products from Genisys.

One of the two former owners of Enovation Controls, EControls Group, Inc. (“EControls”), is wholly owned by Dr. Guglielmo. EControls received approximately $70 million from the Company for its equity ownership of Enovation Controls at closing and an additional $18 million in earn-out payments, including interest, for the 27 month earn-out period following the closing.

As a former shareholder of EControls and Murphy Group, Inc., the other owner of Enovation Controls prior to its acquisition by the Company, Jinger McPeak received a portion of the earn-out payments from those companies. In 2018, Ms. McPeak received $128,665 in earn-out payments.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth information as of April 4, 2019, except as otherwise indicated, regarding the beneficial ownership of shares of our Company’s Common Stock by:

•	each shareholder known to us to be the beneficial owner of more than 5% of the outstanding shares of Common Stock;

•	each of our named executive officers;

•	each director; and

•	all executive officers and directors as a group.

Information in this table as to our directors, named executive officers and all directors and executive officers as a group is based upon information supplied by these individuals and Forms 3, 4, and 5 filed with the SEC. Information in this table as to our greater than 5% shareholders is based solely upon the Schedules 13G filed by these shareholders with the SEC. Where information regarding shareholders is based on Schedules 13G, the number of shares owned is as of the date for which information was provided in such schedules.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
5% Beneficial Owner
Brown Capital Management, LLC and The Brown Capital Management Small Company Fund (3) 1201 N. Calvert Street Baltimore, MD 21202	5,752,164	18.0%
Wasatch Advisors, Inc. (4) 505 Wakara Way Salt Lake City, UT 84108	2,901,838	9.1%
The Vanguard Group (5) 100 Vanguard Blvd. Malvern, PA 19355	2,537,136	7.9%
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	2,330,331	7.3%
Thomas L. Koski (7)(8) 4995 Ashley Parkway Sarasota, FL 34241	2,213,212	6.9%
Royce & Associates, LP (9) 745 Fifth Avenue New York, NY 10151	2,125,595	6.6%
Beverly Koski (7) 700 John Ringling Boulevard Sarasota, FL 34236	1,979,604	6.2%
BlackRock, Inc. (10) 55 East 52nd Street New York, NY 10055	1,987,634	6.2%
Robert C. Koski (7) 7362 Hawkins Road Sarasota, FL 34241	1,685,493	5.3%
Conestoga Capital Advisors, LLC (11) 550 E. Swedesford Rd. Ste. 120 Wayne, PA 19087	1,654,305	5.2%

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Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Koski Family Limited Partnership (12) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	1,640,493	5.1%
Directors and Officers
Christine L. Koski (7) 3525 Turtle Creek Boulevard #19B Dallas, TX 75219	1,766,995	5.5%
Tricia L. Fulton (13)	65,164	*
Wolfgang H. Dangel (14)	47,073	*
Philippe Lemaitre	42,113	*
Craig Roser (15)	18,898	*
Marc Bertoneche	16,899	*
Gary A. Gotting (16)	13,767	*
David W. Grzelak	13,000	*
Alexander Schuetz	11,040	*
Doug Britt	8,500	*
Melanie M. Nealis (17)	6,475	*
Jinger McPeak (18)	4,295	*
Kennon H. Guglielmo	0	*
All Directors and Executive Officers as a Group (13 persons)	2,014,219	6.3%

*	Less than 1%.

(1)	Unless otherwise indicated, the address of each of the persons listed is 1500 West University Parkway, Sarasota, Florida 34243.

(2)

This column sets forth shares of the Company’s Common Stock which are deemed to be “beneficially owned” by the persons named in the table under Rule 13d-3 of the Securities and Exchange Commission. Except as otherwise indicated, the persons listed have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse. A portion of the shares owned by certain executive officers and Directors is held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers and Directors have any outstanding margin obligations under any such accounts, other than the obligations of the Koski Family Limited Partnership noted below in footnote 12.

(3)

According to Amendment No. 11 to Schedule 13G, filed February 14, 2019, by Brown Capital Management, LLC, Brown Capital Management, LLC beneficially owned 5,752,164 shares, which include 2,944,811 shares beneficially owned by The Brown Capital Management Small Company Fund, a registered investment company, which is managed by Brown Capital Management, LLC. Brown Capital Management, LLC has sole voting power with respect to 3,568,060 shares and sole dispositive power with respect to 5,752,164 shares. The Brown Capital Management Small Company Fund has sole voting power and sole dispositive power with respect to 2,944,811 shares.

(4)	According to Amendment No. 1 to Schedule 13G, filed February 14, 2019, by Wasatch Advisors, Inc., Wasatch Advisors, Inc. has sole voting and dispositive power with respect to 2,901,838 shares.

(5)

According to Amendment No. 4 to Schedule 13G, filed February 13, 2019, by The Vanguard Group, The Vanguard Group has sole voting power with respect to 60,016 shares, shared voting power with respect to 4,659 shares, sole dispositive power with respect to 2,475,565 shares, and shared dispositive power with respect to 61,571 shares.

(6)

According to Amendment No. 10 to Schedule 13G, filed February 14, 2019, by T. Rowe Price Associates, Inc., T. Rowe Price Associates, Inc. has sole voting power with respect to 669,101 shares and sole dispositive power with respect to 2,330,331 shares.

(7)

Includes 1,640,493 shares owned by the Koski Family Limited Partnership, over which Christine L. Koski, Robert C. Koski, Thomas L. Koski, and Beverly Koski share voting and investment power as the general partners in the Partnership. Christine L. Koski, Robert C. Koski and Thomas L. Koski are the adult children of Beverly Koski.

(8)	Includes 160,000 shares owned by Mr. Koski’s spouse.

(9)	According to Amendment No. 21 to Schedule 13G, filed January 16, 2019, by Royce & Associates, LP, Royce & Associates, LP has sole voting and dispositive power with respect to 2,125,595 shares.

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Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

(10)

According to Schedule 13G, filed February 8, 2019, by BlackRock, Inc., BlackRock, Inc. has sole voting power with respect to 1,854,446 shares and sole dispositive power with respect to 1,987,634 shares.

(11)

According to Schedule 13G, filed January 9, 2019, by Conestoga Capital Advisors, LLC, Conestoga Capital Advisors, LLC has sole voting power with respect to 1,479,405 shares and sole dispositive power with respect to 1,654,305 shares.

(12)	Includes 949,646 shares pledged as collateral for a margin loan.

(13)	Includes 12,800 shares of unvested restricted stock.

(14)	Includes 16,000 shares of unvested restricted stock.

(15)	Includes 4,834 shares of unvested restricted stock.

(16)	Includes 3,200 shares of unvested restricted stock.

(17)	Includes 6,000 shares of unvested restricted stock.

(18)	Includes 2,417 shares of unvested restricted stock.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The goals of our executive compensation program are to attract and retain highly qualified leadership personnel, providing them long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. Historically, rather than basing compensation strictly on a series of specific financial metrics, we have encouraged initiative, teamwork and innovation, and each executive was enabled to use his or her abilities and particular area of responsibility to strengthen our overall performance. We set overall compensation at a level we believe to be fair, based upon an objective review as well as a subjective analysis of the individual executive’s experience and past and potential contributions to us. An individual executive’s leadership and contribution to the accomplishment of the Company’s strategic goals has always been part of his or her performance evaluation. As described more fully in “2019 Compensation Philosophy and Pay Program Changes” at page 23, our approach to compensating executive officers, beginning in 2019 was substantially revised to include specific, performance-based short-term and long-term compensation. The sections below describe our 2018 compensation philosophy and objectives. As explained further on page 23, the Company has revamped its compensation program in 2019 to more fully align executive compensation with our Vision 2025 strategy.

The 2018 Compensation Process and Approach

Our compensation program is overseen by a compensation committee (the “Committee”) comprised of independent directors which operates pursuant to a charter that was approved by the Board of Directors on May 29, 2013. Compensation of our executive officers on an individual basis is reviewed annually by the Committee. The Committee also makes equity awards under compensation plans approved by the Board of Directors and, where required, by the shareholders, to the chief executive officer and to other key management employees upon the recommendation of the chief executive officer. All changes in the compensation of the Company’s executive officers are required to be reported promptly to the full Board of Directors.

To assist in determining appropriate overall compensation, the Committee reviews from time to time information regarding revenues, income, and executive compensation for other public manufacturing companies and selected businesses in the U.S. of similar size and scope. The Committee also considers selected information regarding compensation practices, including employee benefits, from manufacturing companies in other countries in which we operate in an effort to ensure that we maintain competitiveness locally in the markets in which our executive officers reside.

Components of Executive Compensation

The following disclosure discusses our general executive and key employee compensation approach, and specifically describes the compensation earned by our “named executive officers” (“NEOs”) in 2018. The NEOs are the chief executive officer and the four other most-highly compensated executive officers in a given year. For 2018, our NEOs were Wolfgang Dangel, Tricia Fulton, Gary Gotting, Jinger McPeak, and Craig Roser.

Compensation. Our general approach to compensating executive officers is to pay cash salaries which generally are competitive within ranges of salaries paid to executives of other manufacturing companies, particularly in our geographic areas. Our overall financial performance influences the general level of salary increases.

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Salaries are reviewed annually by the Compensation Committee. The chief executive officer, after seeking input from other key managers and reviewing selected market data, has recommended increases for the other executive officers based upon his analysis of the individual executive’s experience and past and potential contributions to the Company. Based on the foregoing factors, the compensation for the NEOs was increased in 2018, as set forth in the following table:

	2017 Salary	Salary Increase	2018 Salary
Wolfgang H. Dangel	$515,000	$14,856	$529,856
Tricia L. Fulton	$262,000	$60,817	$322,817
Jinger McPeak	$209,077	$31,586	$240,663
Gary A. Gotting	$200,000	$24,038	$224,038
Craig Roser	$205,000	$33,654	$238,654

Bonuses historically were granted for superior performance on an individual basis or as part of a company-wide bonus award. Enovation has a formula-driven, short-term cash bonus plan for its employees, including NEO Jinger McPeak.

Equity Compensation. We utilize equity awards as long-term compensation incentives for executive officers and other key managers. The Committee determined that the long-term compensation program would be related to Company performance but, historically, it did not move automatically in lock-step with such performance. The Committee has recognized that, at different periods in the economic cycle, long-term compensation might have greater or lesser importance in relationship to salary adjustments. Through 2018, the Committee established annually a pool of shares to be used for long-term compensation. The level of the pool varied with our performance, although the Committee has believed it is important to reward and incentivize employees even in difficult times. The chief executive officer recommends awards for executive officers and other key employees. The Committee reviews those recommendations, approves or revises them, and determines long-term compensation for the chief executive officer and the other executive officers.

The principal element of our long-term compensation program through 2018 has been the use of restricted shares of Company common stock, granted under a written plan approved by our shareholders. The Committee determined that this form of long-term compensation, tied to value creation for the Company, best aligned the interests of key employees with those of shareholders. The objectives of the program are to award the high achievers, to identify key employees within the Company (including those who demonstrate leadership) and, because it is long-term, to promote equity ownership in the Company. Criteria used by the Committee in these awards have included individual responsibilities and performance results and the individual’s years of experience in the industry, with the emphasis on subjective measures such as sustained contributions to the Company, initiative, the effect of the individual on the attitudes and performance of others, and the amount of management required for the individual. Historically, no specific weight was given to any specific criterion although leadership and performance were of particular importance.

Equity awards have primarily been made under the Company’s 2011 Equity Incentive Plan (the “2011 Equity Plan”), an omnibus plan designed to provide great flexibility in making a variety of equity or equity-based awards. The 2011 Equity Plan was approved by the Company’s shareholders at the 2012 Annual Meeting. In March 2018, as set forth in the table of Grants of Plan-Based Awards of page 29, the Committee awarded shares of restricted stock to our NEOs. These equity awards, as has been the case historically, were “time-based” so that, in order to earn the full award, the NEO must remain employed for three years.

As described below, beginning in 2019, specific key performance indicators will be used in making long-term compensation awards, and restricted stock units will be used rather than restricted shares of Company stock. Performance-based, as well as time-based, awards will be used. The Committee in the past has granted stock options, vesting over a specified period of time, but since 2005 no stock options have been awarded.

Retirement Plan and ESOP. All of the U.S. based employees of Sun Hydraulics Corporation and Sun Hydraulics LLC, including executive officers, are eligible to participate in the Sun Hydraulics Corporation 401(k) and ESOP Retirement Plan (the “Plan”). Under the tax-qualified Plan, such employees are able to contribute the lesser of up to 100% of their annual salary or the limit prescribed by the Internal Revenue Service to the Plan on a before-tax basis. Based on years of service, we match 100% of up to the first 6% of pay that is contributed to the Plan. All employee contributions are fully vested upon contribution. Our

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matching contributions vest over a five year period — 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. Each year, the Board of Directors determines, based on the Company’s performance and other factors it deems relevant, whether to make an additional contribution, and if so, in what amount. Since 2004, when an employee stock ownership plan (“ESOP”) was incorporated into the Plan, these additional contributions have been made in shares of Company common stock and all eligible employees, regardless of whether they make voluntary contributions to the Plan, participate pro rata, based upon their pay as a percentage of total pay for all U.S. employees. Effective January 1, 2019, the ESOP feature was replaced by the inclusion of Company common stock as an investment option under the 401(k) Plan. Our executive officers who are employed by Enovation Controls participate in a separate 401(k) plan with generally similar provisions, except that Enovation Controls matches 100% of the first 2% contributed by the employee and 50% of the next 5%. Employer matching contributions and any profit-sharing contributions by the employer, which are discretionary, vest over a three year period — 33% after one year, 67% after two years, and 100% after three years.

Special Shared Distribution. Between 2008 and 2016, on a discretionary basis, the Company employed a “shared distribution” as a means of maintaining a highly productive workforce to sustain its growth and profitability. To accompany a special cash dividend to shareholders, concurrent contributions for employees equal to a percentage of their wages were made, primarily into subsidiary-level retirement plans. In the first and fourth quarters of 2018, across-the-board, profit-sharing cash bonuses were paid to all hydraulics employees, including executive officers. In March 2018, the Board concluded that, at this stage in the Company’s evolution, there no longer was a need for the shared distribution with shareholders as historically employed.

Other Compensation. We do not use other forms of compensation on a regular basis. Cash and equity bonuses have been used periodically to reward significant and unusual contributions. Because of the broad responsibilities given to employees and the encouragement of individual initiative, we have educational assistance policies for all employees, including executive officers. Educational assistance has been given to executive officers in the past for graduate study leading to masters and other degrees, and more specialized training, including management training at the Harvard Business School. Senior management participates in our benefit plans on the same terms as other employees. These plans include medical and dental insurance, group life insurance, and charitable gift matching. Under our employee stock purchase plan, approved by the shareholders in 2001, U.S. employees including executive officers may purchase shares of Company common stock at a discount of 15% from market price on the first or last day of the quarterly purchase period, whichever is lower, on a tax-favored basis under Section 423 of the Internal Revenue Code. Along with the Sun Hydraulics global workforce, each of the NEOs (except Ms. McPeak), in March 2018, received a cash bonus in a net amount of $600 (plus applicable taxes) and, in December of 2018, received a payment equal to 1.5% of his or her 401(k) eligible earnings in cash, plus applicable taxes. The Board also determined that in recognition of strong performance in 2018, Sun Hydraulics’ domestic and foreign employees, including NEOs, would be eligible for a 3% bonus into their retirement plans. This bonus was paid in March 2019.

We provide only limited perquisites and other personal benefits.

Risks Arising from Compensation Policies and Practices. We have not frequently used cash bonuses or included short-term incentives in our compensation program. Therefore, the Board has determined that its compensation policy and practices do not motivate imprudent risk-taking or encourage Company leaders to make decisions that might be beneficial in the short term at the expense of creating long-term Company value. The Company’s long-term compensation program, as described above, relies on general criteria that are not primarily focused on the achievement of short-term objectives but, rather, what is in the long-term best interest of the Company. The equity awards granted under the program are generally determined towards the end of the year. For 2018, awards were granted at a special Compensation Committee meeting held for that purpose after the end of the fiscal year. Historically, awards have been “time based” so that, to earn the full award, an employee must remain in our employ for one or more years.

We had a 91.82% favorable advisory vote on our executive compensation program at our 2018 Annual Meeting. The Committee reviewed these results and intends to continue following the above principles and practices.

Our Confidentiality and Insider Trading Policy prohibits our directors, officers and employees and their designees from entering into hedging transactions or other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities.

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Shareholder Engagement and Say on Pay

In 2018, we enhanced our shareholder engagement process, proactively reaching out during over five hundred meetings with investors throughout the year. During these interactions, we discussed our executive compensation programs, corporate governance and other issues. We gathered feedback from our investors and also shared the feedback with management and the full Board.

Shareholders have demonstrated strong support for our say-on-pay proposals in recent years, but we continue to seek shareholder feedback on our compensation program to ensure it aligns with shareholder interests and supports the long-term strategy of the Company. As a result, the Compensation Committee elected to perform a comprehensive review of our compensation program in 2018. As discussed more fully below, the compensation study and recommendations for changes to our 2019 compensation practices are intended to more fully align shareholder expectations with respect to executive compensation and company performance. These changes were effective as of the beginning of our 2019 fiscal year.

2019 Compensation Philosophy and Compensation Program Changes

In 2018, the Compensation Committee engaged Mercer as an independent compensation consultant to conduct a review of our compensation philosophy and the competitiveness of the named executive officers’ current compensation levels. The review was focused on strengthening the Company’s executive pay philosophy to provide market competitive pay and to link compensation to performance, including the contribution each executive makes to the overall business objectives and corporate success. Thus, the Company’s compensation program seeks to align executive pay with the market median (50th percentile), executive and Company performance and business objectives in order to retain key talent and reward high-performing executives to maintain a strong management team.

The review also assessed the methodology we use to set executive pay, and to ensure that our pay levels are consistent with the market. The review included a detailed evaluation of the compensation program, including base salary, short-term incentive (“STI”) opportunity, long-term incentive (“LTI”) opportunity, target total cash compensation, and target total direct compensation for the named executive officers. The review found that base salaries, short-term incentives and target total cash compensation were below the 50th percentile for the CEO, CFO and other named executive officers. Long-term incentives were slightly above market, which improves overall positioning of target total direct compensation compared to market. Based on this review, the Company will be moving to align executive pay more closely with the 50th percentile of its market peers over the next few years, both in the level and structure of its compensation.

Mercer’s review compared our executive compensation program to the market using Mercer’s proprietary survey database as well as public company proxy data, including publicly-traded, similarly sized companies in our industry. Mercer evaluated peer company appropriateness by auditing the ISS peer group, companies provided by Helios, and S&P CapIQ’s database of publicly-traded U.S. Companies, based on their revenue size, industry, other financial and organizational measures, and business model/footprint to determine if they accurately describe the Company’s market for executive talent. A peer group was compiled of companies with revenue between .5x to 2x that of the Company’s revenue, representing a similar industry or related industry that offer similar products, have a similar value chain, or operate within a similar geographic footprint. Data from these sources was individually matched to each executive based on title, job, functional responsibility, and business line scope where possible. The peer group will be used to assess executive pay competitiveness, inform subsequent pay decisions, and shape the future design of the STI and LTI plans.

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The peer group identified in late 2018 to set 2019 compensation included the following companies:

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In addition, for 2019, we have made several significant changes to our short- and long-term incentive plans and pay mix to enhance the pay-for-performance link and align with market practices, as noted in the following table and discussed in more detail below:

Incentive Plan Changes for 2019
Plan/features	Rationale	2019 Changes
Short-term incentive (STI)

•  Harmonize bonus structure across corporate and subsidiary levels

•  Enhance pay-for-performance relationship

•  Increase alignment with communicated financial goals

•  Improve clarity of plan’s objectives for employees and shareholders

•  Determine payouts based on an objective formula with threshold, target and maximum performance levels

•  Establish preset financial measures and targets designed to drive overall company and subsidiary financial results. For Helios corporate employees the metrics are: Helios net sales (20%); adjusted EBITDA (40%); and adjusted free cash flow (40%). For subsidiary executives the metrics are: Helios adjusted EBITDA (25%); subsidiary adjusted EBITDA (25%); subsidiary net sales (25%); and subsidiary adjusted free cash flow (25%). All STI payouts are subject to a circuit breaker threshold of Helios net Income.

•  Limit discretion to eliminating the financial impact of certain items that do not reflect the underlying operating performance of the business

Long-term incentive (LTI)	• Align LTI with Vision 2025, long-term value creation and market practices • Increase performance-based pay to align management interests with those of shareholders

•  Reduce time-vested restricted stock that vests pro rata over three years from 100% to 50% of LTI Plan

•  Award 50% of LTI Plan in performance-based restricted stock that cliff vests after three years based on meeting Vision 2025 financial performance measures, which for 2019 are: adjusted EBITDA margin (40%), adjusted EPS (40%) and revenue compound annual growth rate (20%) (metrics were assigned based on subsidiary or corporate performance as applicable to the executive)

Pay mix	• Focus on linking pay to performance • Align with market practice	• Rebalance STI Plan and LTI Plan award levels • Harmonize STI Plan and LTI Plan plans for corporate and subsidiary executives
Risk mitigation features	• Mitigate executive compensation plan risk	• Add non-compete / non-solicitation clauses to equity award agreements

2019 Incentive Plan Changes

Beginning in 2019, the STI and LTI plans will strive to align with market practice and enhance the pay-for-performance link. On February 22, 2019, the Compensation Committee of the Board approved a new Executive Compensation Plan (“ECP”). The ECP sets forth the elements of executive compensation to be base salary, STI, LTI, and benefits. As described more fully below, the STI and LTI elements of the program are specifically designed to align pay directly to Company performance.

Short Term Incentive

Beginning in 2019, our STI program will aim to harmonize the bonus structure across corporate and subsidiaries as well as enhance our pay-for-performance relationship by increasing the program’s alignment with our communicated financial goals and improving the clarity of our plan’s objectives for our employees and shareholders. Cash bonuses under the 2019 STI will

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be based on objective measures that are designed to drive our overall Company and subsidiary financial results. The STI payouts will be based on an objective formula with preset financial targets. For 2019, the primary financial performance goals are adjusted EBITDA, adjusted free cash flow (FCF) and revenue. These measures were selected because we believe they are the principal financial drivers to achieving our objectives under Vision 2025. In addition to these financial targets, the 2019 STI also has an overall Company net income level target that must be met for our executives to receive a payout. No awards will be granted if the Company does not achieve the pre-established minimum net income level. Also, to improve the clarity of the plan’s objectives, the Committee will determine payouts based on an objective formula with threshold, target and maximum performance levels. Under the 2019 STI, Compensation Committee discretion will be limited to eliminating the financial impact of certain items that do not reflect the underlying operating performance of the business. We believe the ability of the Compensation Committee to make adjustments for these items is appropriate because we believe NEO short-term incentive compensation should not be impacted by events that do not reflect the underlying operating performance of the business. In March 2019, the Compensation Committee set STI targets for each of the NEOs consistent with the recommendations set forth by the Mercer study.

Long Term Incentive

The Compensation Committee modified the 2019 LTI to include performance-based awards to align management interests with those of shareholders and with the Company’s Vision 2025. To better align with long-term value creation and market practices, the Committee decided to reduce the weighting on time-vested restricted stock units that vest pro rata over three years from 100% to 50% of the equity awards. The remaining 50% of the awards will be in the form of performance-based restricted stock units which cliff vest after three years based upon performance achievement against threshold, target and maximum performance levels achieved over a three year performance period. For 2019, the measures are adjusted EBITDA margin (40%), adjusted EPS (40%) and revenue compound annual growth rate (20%). For executive officers employed within a subsidiary, the LTI measures will be tied to the same metrics but for subsidiary level performance.

In March 2019, the Board of Directors adopted a new comprehensive equity incentive plan. The purpose of the new plan, as with the 2011 Equity Plan, is to attract, retain, and motivate excellent employees, in alignment with the Company’s long-term strategy, and to align more fully the interests of employees, consultants, officers and Directors with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. Please see Proposal 4 – “Approval of 2019 Equity Incentive Plan” at page 36.

Deductibility of Compensation

Section 162(m) of the U.S. Internal Revenue Code (the “Code”) places a limit on the tax deductibility of compensation in excess of $1 million paid to certain “covered employees” of a publicly held corporation (generally, the corporation’s principal executive officer, principal financial officer and its next three most highly compensated executive officers in the year that the compensation is paid). Prior to the adoption of the Tax Cuts and Jobs Act (the “Tax Reform”), this limitation only applied to compensation that was not considered performance-based under the Section 162(m) rules. The Tax Reform repealed this exception for performance-based compensation. We generally structure our compensation programs, where feasible, to minimize or eliminate the impact of the limitations of Section 162(m) of the Code when we believe such payments are appropriate, after taking into consideration changing business conditions or the officer’s performance. However, nondeductible compensation in excess of this limitation may be paid.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Douglas M. Britt, Chair

Marc Bertoneche

Christine L. Koski

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Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers serving as such for the fiscal years ended December 29, 2018, December 30, 2017, and December 31, 2016. When setting total compensation for each of the named executive officers, the Compensation Committee reviews the executive’s current compensation, including equity and non-equity-based compensation, compensation history, performance and other information it deems relevant.

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Wolfgang H. Dangel	2018	529,856	8,425	968,580	32,246	1,539,107
President and	2017	515,000	826	425,400	17,610	958,836
Chief Executive Officer (3)	2016	386,250	—	331,600	15,050	732,900

Tricia L. Fulton	2018	322,817	5,448	710,292	34,301	1,072,858
Chief Financial Officer	2017	262,000	30,826	425,400	20,013	738,239
	2016	250,923	—	—	28,275	279,198

Gary A. Gotting	2018	224,038	4,084	177,573	21,463	427,158
Global Lead, CVT	2017	200,000	6,826	106,350	10,086	323,262
Product Development	2016	180,800	—	—	13,303	194,103
and Marketing

Jinger McPeak	2018	240,663	93,406	134,525	13,658	482,252
Global Co-Lead,	2017	209,077	55,075	79,763	12,090	356,005
Electronic Controls	2016	—	—	—	—	—

Craig Roser	2018	238,654	4,225	269,050	24,152	536,081
Global Lead, CVT	2017	205,000	30,826	159,525	13,439	408,790
Sales and Business	2016	155,985	—	—	11,985	167,970
Development

(1)	Amounts represent the aggregate grant date fair market value of restricted stock, based on the closing market price as of the date of grant.

(2)	All Other Compensation amounts for 2018 are as follows:

Name	Year	Perquisites and Other Personal Benefits (*) ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
Wolfgang H. Dangel	2018	8,100	24,146	32,246
Tricia L. Fulton	2018	8,124	26,177	34,301
Gary A. Gotting	2018	1,809	19,654	21,463
Jinger McPeak	2018	1,283	12,375	13,658
Craig Roser	2018	2,673	21,479	24,152

(*)	Amounts primarily represent dividends received on unvested restricted stock shares and ESOP contributions.

(3)

When the Company announced that Mr. Dangel would succeed Allen J. Carlson as President and CEO on September 15, 2015, the Board of Directors set Mr. Dangel’s annual salary, beginning on April 1, 2016, initially at $515,000, the same as his predecessor. Prior to his appointment as President and CEO, Mr. Dangel served as Vice Chairman of the Board. He remains on the Board but after April 1, 2016, no longer earned board fees. In recognition of Mr. Dangel’s services to the Company from January 1, 2016, through the effective date of his appointment as President and Chief Executive Officer, the Board of Directors, granted to him on April 4, 2016, 10,000 restricted shares of Company common stock under the Equity Plan, with the restrictions to lapse on the business day following the date of effectiveness of the first general company-wide salary and wage increase announced subsequent to the date of grant. These restrictions on these shares lapsed in December 2016.

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GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Wolfgang H. Dangel	March 6, 2018	18,000	(1)	968,580
Tricia L. Fulton	March 6, 2018	13,200	(1)	710,292
Gary A. Gotting	March 6, 2018	3,300	(1)	177,573
Jinger McPeak	March 6, 2018	2,500	(1)	134,525
Craig Roser	March 6, 2018	5,000	(1)	269,050

(1)	Represents the number of restricted shares of stock granted under the 2011 Equity Incentive Plan. Dividends were paid on the shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Wolfgang H. Dangel	—	—	—		26,000	(1)	867,360
Tricia L. Fulton	—	—	—		21,200	(2)	707,232
Gary A. Gotting	—	—	—		5,300	(3)	176,808
Jinger McPeak	—	—	—		4,000	(4)	133,440
Craig Roser	—	—	—		8,000	(5)	266,880

(1)	Awards represent restricted stock that will vest as follows: 4,000 on March 3, 2019, 6,000 on March 6, 2019, 4,000 on March 3, 2020, 6,000 on March 6, 2020, and 6,000 on March 6, 2021.

(2)	Awards represent restricted stock that will vest as follows: 4,000 on March 3, 2019, 4,400 on March 6, 2019, 4,000 on March 3, 2020, 4,400 on March 6, 2020, and 4,400 on March 6, 2021.

(3)	Awards represent restricted stock that will vest as follows: 1,000 on March 3, 2019, 1,100 on March 6, 2019, 1,000 on March 3, 2020, 1,100 on March 6, 2020, and 1,100 on March 6, 2021.

(4)	Awards represent restricted stock that will vest as follows: 750 on March 3, 2019, 833 on March 6, 2019, 750 on March 3, 2020, 833 on March 6, 2020, and 834 on March 6, 2021.

(5)	Awards represent restricted stock that will vest as follows: 1,500 on March 3, 2019, 1,666 on March 6, 2019, 1,500 on March 3, 2020, 1,667 on March 6, 2020, and 1,667 on March 6, 2021.

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OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Wolfgang H. Dangel	—	—	4,000	212,120
Tricia L. Fulton	—	—	7,667	384,982
Gary A. Gotting	—	—	1,300	67,172
Jinger McPeak	—	—	750	39,773
Craig Roser	—	—	1,800	93,687

Pension Benefits

The Company does not maintain a pension plan for any of its U.S.-based executive officers, other than its 401(k) Plans. Through December 31, 2018, the Sun Hydraulics Corporation 401(k) Plan contained an employee stock ownership plan (ESOP) feature. Effective January 1, 2019, the ESOP feature was replaced by the inclusion of Company common stock as an investment option under the 401(k) Plan.

Nonqualified Deferred Compensation

The Company does not maintain a nonqualified deferred compensation program.

Employment Agreements

In connection with its acquisition of Enovation Controls, LLC (“Enovation”), the Company entered into employment agreements with Kennon Guglielmo and Jinger McPeak to serve as Co-General Managers of the acquired company.

Dr. Guglielmo’s employment agreement, which had a 28 month term and expired April 5, 2019, required him to devote 20% of his total work time to his position with Enovation and acknowledged that the remainder of his time would be devoted to Genisys. His employment agreement provided for an annual salary of $41,200 and additional aggregate bonus potential of 40% of his base salary. Dr. Guglielmo also was entitled to participate in benefit plans and programs made available to similarly situated employees generally. If his employment had been terminated by Enovation without cause or by him with good reason, Dr. Guglielmo would have been entitled to severance equal to six months of his then current base salary.

Ms. McPeak’s employment agreement has a 36 month term requiring her to devote all necessary working time to Enovation and prohibits her from being employed or rendering other services to any other person or entity without the prior written approval of Enovation Controls. Her employment agreement provides for a base salary, reviewed annually, and an aggregate bonus potential of 40% of her base salary. Ms. McPeak is also entitled to participate in benefit plans and programs made available to similarly situated employees generally. If her employment is terminated by Enovation without cause or by her with good reason, Ms. McPeak is entitled to severance equal to six months of her base salary in effect on the date of termination. Ms. McPeak has received merit increases and her 2018 base compensation is reflected in the table above.

Potential Payments Upon Termination or Change of Control

The Board of Directors approved, and the Company entered into an Executive Continuity Agreement (the “Agreement”) with Tricia Fulton, CFO, in December 2009, and with Wolfgang Dangel, President and CEO, in April 2016. The intent of the Agreement is to assure the Company and the executive of continuity of management in the event of any actual or threatened change in control of the Company, by providing for specific benefits to such executives in the event of the termination of their employment, reduction in compensation or other triggering event in connection with a change in control.

Upon termination of the executive’s employment or other triggering event in connection with a change in control, as defined in the Agreement, he or she is entitled to a lump sum payment equal to twice the amount of his or her annual salary at the time of termination, plus the cash value at the time of grant of the executive’s current year long-term compensation award; as well as continuing medical, dental, life, disability and hospitalization benefits, at Company expense, for the executive and his or her family as then in effect, for a period of 24 months. The executive also is entitled to immediate vesting of and an extended period of at least one year following termination in which to exercise all unvested and unexercised stock options and immediate vesting and lapse of all forfeiture provisions relating to, and restrictions upon transfer of, all previously issued

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shares of restricted Company stock. The “tax gross-up” provisions in Mr. Dangel’s original agreement were eliminated by an amendment to the agreement effective April 2, 2019.

For 2019, Mr. Dangel has agreed to forego his tax gross-up in his existing Executive Continuity Agreement in the event of a change in control. The Company is currently evaluating Severance and Change in Control agreements for its NEOs and intends to enter into arrangements during 2019 consistent with market based terms.

The following table shows the potential payments upon termination following a change of control for Mr. Dangel and Ms. Fulton, as if termination had occurred on December 29, 2018:

	Wolfgang H. Dangel, President and CEO	Tricia L. Fulton, Chief Financial Officer
Severance Pay ($)	1,060,900	650,000
Acceleration of Restricted Stock Grants ($)	867,360	707,232
Accelerated Stock Option Vesting ($)	—	—
Welfare Benefits ($)	31,063	25,890
TOTAL	1,959,323	1,383,122

CEO to Median Employee Pay Ratio

As required under and calculated in accordance with Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the annual total compensation of Mr. Dangel, our President and Chief Executive Officer, to the median of the annual total compensation of all employees excluding Mr. Dangel for 2018 was 25:1. This ratio was calculated as described below using the median of annual total compensation of all employees, other than Mr. Dangel of $62,619, and the annual total compensation of Mr. Dangel as reported in our 2018 Summary Compensation Table of $1,539,107.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

The median employee used in our 2018 pay ratio calculation had substantially similar compensation to the compensation of the employee we used for the 2017 fiscal year pay ratio disclosure. The annual total compensation for this employee has been updated to reflect 2018 compensation. We calculated total compensation for 2018 for this employee using the same methodology used for Mr. Dangel in the Summary Compensation Table. We determined that during fiscal year 2018 there had been no changes in our employee population or employee compensation arrangements that would result in significant change to our pay ratio disclosure. Therefore we are allowed to identify this employee only once every three years. For purposes of this 2018 disclosure, we used December 30, 2017 (the same date as the prior year), as the date to identify the Median Employee (the “Determination Date”). On the Determination Date, the Company employed a total of 1,139 employees (including 942 employees based in the United States). Since Faster and Custom Fluidpower were acquired after the Determination Date, their employees were not included in our analysis as permitted by applicable rules. The Company determined the Median Employee as of the Determination Date by identifying total compensation for the period beginning on January 1, 2017 and ending on December 30, 2017 for 1,118 employees who were employed by the Company on the Determination Date. This group of employees included all full- and part-time employees, but excluded Mr. Dangel and 20 non-U.S. employees (consisting of 11 employees in China, 8 employees in India and 1 employee in Argentina). This group of employees does not include any independent contractors or “leased” workers and does not exclude any employees of businesses acquired by us or combined with us. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this CEO pay ratio disclosure. Total compensation included base wages, overtime, bonus payments, and the grant date fair value of restricted stock awards granted during the year. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2017. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates. Compensation paid in currencies other than U.S. dollars were converted to U.S. dollars based on average exchange rates for the 12-month period ending December 30, 2017.

2019 Proxy Statement | 31

DIRECTOR COMPENSATION

Since June 2012, the Company has used shares of its common stock as the sole compensation for members of its Board of Directors. Since 2015, each nonemployee Director is paid an annual retainer of 2,000 shares of Company common stock. The retainer for committee chairs is 1.5 times the regular Director rate and the Board Chair’s retainer is 2.25 times the regular Director rate. Each nonemployee Director also receives 250 shares for attendance at each Board meeting and each in-person committee meeting on which he or she serves. No additional compensation is paid for meetings that are held within one day of a Board meeting or for separate meetings of less than four hours duration. The shares of Company common stock are issued pursuant to the Sun Hydraulics Corporation 2012 Nonemployee Director Fees Plan (the “2012 Directors Plan”).

The Board believes that compensation of Directors entirely in Company common stock with a specified number of shares, rather than calculating the number based upon a stated dollar amount, aligns the interests of Directors with those of the shareholders in the long-term growth and profitability of the Company. The Compensation Committee reviews the Director compensation program and adjusts compensation periodically so that it remains fair and competitive. As with executive compensation, industry data is used periodically as reference points. Directors also are reimbursed for their expenses incurred in connection with their attendance at such meetings. Directors who are employees of the Company do not receive any additional compensation for their service as Directors.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Marc Bertoneche	—	149,535	38,938	188,473
Doug Britt	—	199,380	18,415	217,795
Wolfgang H. Dangel (3)	—	—	—	—
David W. Grzelak	—	199,380	—	199,380
Christine L. Koski	—	149,535	—	149,535
Philippe Lemaitre	—	274,148	16,098	290,246
Alexander Schuetz	—	199,380	27,717	227,097
Allen J. Carlson (4)	—	41,265	—	41,265

(1)

The stock awards represent aggregate grant date fair market value, based on the average of the high and low market price as of the date of grant. The common stock was issued during 2018 for their service as directors and for attendance at Board meetings. Please see the Security Ownership of Certain Beneficial Owners and Management schedule under Item 12 regarding the number of shares beneficially owned by each of the Directors.

(2)

We have a travel and reimbursement policy under which we reimburse directors for travel and other expenses incurred in connection with business of the Board, as well as the expenses of a director’s spouse where appropriate. Except as set forth in the “All Other Compensation” column, the cost to the Company for providing these perquisites was less than $10,000 for each Director.

(3)

Mr. Dangel was appointed President and CEO of the Company as of April 1, 2016. Although he formerly was, and remains, a member of the Board, as President and CEO he no longer receives any stock awards or other fees as a Director of the Company.

(4)	Mr. Carlson retired from the Board on May 31, 2018, upon completion of his term as a Director.

32 | 2019 Proxy Statement

Director Compensation

Equity Compensation Plan Information

The following table summarizes the Company’s equity compensation plan information as of December 29, 2018. Information is included for both equity compensation plans approved by the Company’s shareholders and equity compensation plans not approved by the shareholders.

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	—	—	991,517
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	991,517

Equity compensation plans approved by the shareholders include the Employee Stock Purchase Plan, the 2011 Equity Incentive Plan and the 2012 Nonemployee Director Fees Plan.

The number of securities available for future issuance in column (c) as of December 29, 2018, were 452,925 shares under the Employee Stock Purchase Plan, 52,670 shares under the Sun Hydraulics Limited Share Incentive Plan, 361,298 shares under the 2011 Equity Incentive Plan, and 124,624 shares under the 2012 Nonemployee Director Fees Plan.

2019 Proxy Statement | 33

PROPOSAL 2 — APPROVAL OF CORPORATE NAME CHANGE

On March 8, 2019, the Board unanimously approved an amendment to our amended and restated articles of incorporation (“Articles of Incorporation”) to change our corporate name from “Sun Hydraulics Corporation” to “Helios Technologies, Inc.” The Board believes it is in the Company’s and our shareholders best interests to effect the name change and recommends to our shareholders the approval and adoption of the name change amendment.

Reason for the Amendment

The change in our corporate name is proposed to more accurately reflect the breadth and scope of the Company’s global operations and vision. Since August 6, 2018, the Company has used the name Helios Technologies as its business name in alignment with its progress toward its Vision 2025 strategy, which is to achieve global technology leadership in the industrial goods sector by 2025 with critical mass exceeding $1 billion in sales while maintaining superior profitability and financial strength.

The Board of Directors believes that use of Helios Technologies as the Company’s corporate name will reflect that we now have several operating companies under our holding company structure, including the legacy hydraulics business Sun Hydraulics, which now includes Custom Fluidpower, as well as Enovation Controls and Faster as wholly-owned subsidiaries. An integral part of the Company’s Vision 2025 strategy is to recognize that the parent company is evolving and should be independent from its multiple operating brands. A key component of Vision 2025 is the smart acquisition of aligned companies to broaden end market coverage in both hydraulics and electronics, and eventually with technologies that link those applications.

Effects of the Amendment

The Board of Directors has adopted resolutions setting forth an amendment to the Company’s Articles of Incorporation. The resolutions also provide that the amendment be submitted to the shareholders entitled to vote thereon for consideration at the Meeting in accordance with the Business Corporation Law of the State of Florida. The following is the text of the proposed amendment to Article 1 of the Company’s Articles of Incorporation:

“The name of the Corporation is Helios Technologies, Inc.”

If approved, the amendment to our Articles of Incorporation, will become effective upon the filing of the amendment with the Secretary of State of the State of Florida, which will occur as soon as reasonably practicable following the Meeting.

If the name change amendment becomes effective, the rights of shareholders holding certificated shares under currently outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for stockholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change. Any new stock certificates that are issued after the name change becomes effective will bear the name “Helios Technologies, Inc.”

If the shareholders do not approve the name change amendment, no amendment to our Articles of Incorporation will be made, and the Company’s name will remain unchanged.

Vote Required

Approval of an amendment to our Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, voting as a class, entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal, and your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of this proposal.

The Board of Directors recommends that you vote “FOR” Proposal 2, the approval of an amendment to the Articles of Incorporation to change the name of the Corporation to Helios Technologies, Inc.

34 | 2019 Proxy Statement

PROPOSAL 3 — APPROVAL OF INCREASE IN NUMBER OF SHARES OF COMMON STOCK

On March 8, 2019, the Board unanimously approved an amendment to our Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) to 100,000,000 shares. The Board believes it is in the Company’s and our shareholders’ best interests to increase the Company’s capitalization and recommends to our shareholders to increase the number of authorized shares of Common Stock.

Reason for the Amendment

The Company’s authorized capital consists of 2,000,000 shares of preferred stock and 50,000,000 shares of Common Stock. The Company uses Common Stock for executive and key employee incentive compensation awards, to pay Director fees, under an employee stock purchase plan, and for other corporate purposes, including acquisitions. In 2018, the Company issued new shares of Common Stock in an underwritten public offering and in connection with the acquisition of the Company’s Australian subsidiary. As of March 2018, there were approximately 32 million shares of Common Stock issued and outstanding and another approximately one million shares reserved for issuance under various equity incentive and Director compensation plans. The Board of Directors believes that the current number of authorized shares does not provide the Company with adequate flexibility in facilitating the effective use of securities with respect to future capital raises and acquisitions, under incentive and other compensation plans, and for stock dividends, stock splits and other corporate purposes. Although we cannot guarantee that any future acquisitions, stock offerings or dividends will occur, the Board believes that the proposed increase in the number of authorized shares will provide the Company with the flexibility to issue future shares without the expense of convening a special shareholders’ meeting or the delay of waiting until the next annual meeting.

Effects of the Amendment

The Board has adopted resolutions setting forth the proposed increase in capitalization in the form of an amendment to Article 5 of our Articles of Incorporation. The resolutions also provide that proposed amendment be submitted to the shareholders entitled to vote thereon for consideration at the Meeting in accordance with the Business Corporation Law of the State of Florida. The following is the text of the proposed amendment to Article 5 of our Articles of Incorporation:

The first sentence of Article 5 — Authorized Shares of the Amended and Restated Articles of Incorporation shall be amended to read as follows: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Two Million (102,000,000) shares, consisting of (i) One Hundred Million (100,000,000) shares of common stock, $.001 value per share (the “Common Stock”), and (ii) Two Million (2,000,000) shares of preferred stock, $.001 value per share (the “Preferred Stock”).

If approved, the amendment to our Articles of Incorporation will become effective upon the filing of the amendment with the Secretary of State of the State of Florida, which will occur as soon as reasonably practicable following the Meeting. Thereafter, the unissued shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board of Directors may approve. No such specific activities have been approved by the Board.

If Proposal 3 is not approved by the shareholders, no amendment to our Articles of Incorporation will be made, and the capitalization of the Corporation will remain unchanged.

Vote Required

Approval of an amendment to our Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting as a class, entitled to vote thereon. Abstentions will have the same effect as a vote against this proposal, and your broker (or another organization that holds your shares for you) may exercise its discretionary authority to vote your shares in favor of this proposal.

The Board of Directors recommends that you vote “FOR” Proposal 3, the approval of an amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock to 100,000,000 shares.

2019 Proxy Statement | 35

PROPOSAL 4 — APPROVAL OF 2019 EQUITY INCENTIVE PLAN

On March 8, 2019, the Board of Directors approved a new comprehensive equity incentive plan, the Helios Technologies 2019 Equity Incentive Plan (“Equity Incentive Plan”). The Equity Incentive Plan authorizes the Board to grant shares of restricted or unrestricted common stock of the Company, stock appreciation rights, restricted stock units, stock options, and other equity-based awards to officers, employees, consultants, and directors of the Company and to those of its subsidiaries. The Company currently has six executive officers, six non-management directors and approximately 2,065 employees worldwide. The market value of the Company’s stock at April 4, 2019, was $49.62 per share. The Equity Incentive Plan is subject to approval by the Company’s shareholders at the Meeting. The Board believes that the Equity Incentive Plan is in the Company’s and our shareholders’ best interests and recommends to our shareholders its approval.

Reason for the Equity Incentive Plan

As part of its comprehensive review of executive compensation, which began in September 2018, the Compensation Committee of the Board of Directors, in conjunction with its compensation consultant Mercer (US) Inc. and management, considered the types of compensation awards that would provide flexibility to align the interests of executive officers and key managers of the Company with the strategic objectives embodied in the Company’s Vision 2025 strategy. As part of this review, the Compensation Committee reviewed the Company’s 2011 Equity Incentive Plan (“2011 Plan”), which will expire in 2021, and the 2006 Stock Option Plan, which expired in 2016.

On March 8, 2019, the Board of Directors reviewed the recommendation of the Compensation Committee that a new comprehensive equity incentive plan be adopted. The Committee based its recommendation on the desirability of providing flexibility to the Board and the Committee in making a wide variety of equity or equity-based awards under a current market, comprehensive omnibus plan. The Committee emphasized that the purpose of the new plan, as with the prior plans, is to attract, retain, and motivate excellent employees, in alignment with the Company’s Vision 2025 and long-term strategy, and to align more fully the interests of employees, consultants, officers and directors with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. No more than 1,000,000 shares of Common Stock may be issued under the terms of the Plan.

FOLLOWING IS A SUMMARY WHICH DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF THE 2019 EQUITY INCENTIVE PLAN. IN CASE OF ANY CONFLICT BETWEEN THIS SUMMARY AND THE ACTUAL TEXT OF THE PLAN, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT, THE TERMS OF THE PLAN CONTROL.

Capitalized terms used in the following summary but not defined have the meanings set forth in the Equity Incentive Plan.

Shares Available Under the Equity Incentive Plan. Subject to adjustment as provided in the Equity Incentive Plan, the number of shares of Common Stock or other equity-based awards that may be granted under the Equity Incentive Plan will not in the aggregate exceed 1,000,000, which may be original issue shares, treasury shares, or a combination thereof. No more than 500,000 shares may be granted as incentive stock options.

Eligibility. The Board of Directors may, in its discretion award Restricted Shares to any officer, employee, consultant, or member of the Board of Directors of the Company or any of its subsidiaries.

Equity Awards. At the time of the Award, the Board of Directors will cause the Company to deliver to the Participant a Grant Agreement specifying the terms of such Award. Upon the execution of the Grant Agreement by the Participant, and the payment of the purchase price for the award set forth therein, if any, the Board will cause the Company to issue a certificate or book entry shares or other documentation for such award registered or issued in the name of the Participant.

Restricted Stock Units under the Plan. In addition to other types of equity Awards, the Board of Directors may grant restricted stock units (RSU) to Participants. The RSUs granted under the Plan will be subject to vesting criteria that may be time-based, performance-based, or based on a combination of both time and performance. Performance-based awards will be subject to the achievement of certain corporate or subsidiary performance metrics and such units will only vest upon the achievement of those metrics. The metrics will be determined by the Compensation Committee at the beginning of each fiscal year.

36 | 2019 Proxy Statement

Proposal 4 — Approval of 2019 Equity Incentive Plan

Adjustments. The maximum number of shares that may be issued or transferred under the Equity Incentive Plan and the number of shares covered by the Equity Incentive Plan are subject to adjustment in the event of stock dividends, stock splits, combinations, recapitalizations, mergers, consolidations, liquidation of the Company, and similar transactions or events.

Change in Control. In the event of a Change in Control, including but not limited to, merger, consolidation, reorganization or acquisition, the Board of Directors may, in its sole discretion, accelerate the exercise or vesting dates of any outstanding Award, grant a cash bonus award, pay cash in exchange for the cancellation of outstanding Awards or make any other adjustments or amendments to the Equity Incentive Plan and outstanding Awards.

Administration and Amendments. The Equity Incentive Plan will be administered by the Compensation Committee of the Board of Directors, except to the extent the Board has reserved its authority or delegates authority to another committee, as provided therein. The Board (and, by delegation, the Compensation Committee or other committees) will have the authority, in its sole discretion, from time to time, to: (i) grant Awards to officers, employees or Directors; (ii) prescribe such limitations, restrictions and conditions upon any such Awards as it may deem appropriate; (iii) accelerate the vesting of Awards; (iv) amend Grant Agreements with the consent of the affected Participants, including amending such agreements to amend vesting schedules; and (v) interpret the Equity Incentive Plan, to adopt, amend and rescind rules and regulations relating to the Equity Incentive Plan, and to make all other determinations and to take all other action necessary or advisable for its implementation and administration.

Effects of the Approval of the 2019 Equity Incentive Plan

The Board of Directors has adopted resolutions to approve the 2019 Equity Incentive Plan. The resolutions also provide that the plan be submitted to the shareholders. The tax treatment of certain equity awards that may be granted under the proposed plan are governed by the tax laws in applicable jurisdictions, and shareholder approval is required for the intended tax treatment of such awards under those federal laws and regulations promulgated thereunder.

If approved by the shareholders, the Company will make future equity and equity-based awards under the 2019 Plan and will no longer make any equity or equity-based awards under the 2011 Plan. The approximately 361,298 reserved, but unissued, shares under the 2011 Plan will be used under the new plan as part of the maximum 1,000,000 shares that are available for awards under the 2019 Equity Incentive Plan.

If the shareholders do not approve the 2019 Equity Incentive Plan, the plan will be cancelled, and the Board of Directors and the Compensation Committee will continue to make awards under the 2011 Plan.

Vote Required

Approval of the 2019 Equity Compensation Plan requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting, assuming a quorum is present.

The Board of Directors recommends that you vote “FOR” Proposal 4, the approval, of the 2019 Helios Technologies Equity Incentive Plan.

2019 Proxy Statement | 37

PROPOSAL 5 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee engaged Grant Thornton to report upon the financial statements of the Company for the years ended December 30, 2017, and December 29, 2018, and the effectiveness of the Company’s internal control over financial reporting as of December 30, 2017, and December 29, 2018, respectively. Those audited financial statements are provided in conjunction with the Company’s annual report to shareholders that has been provided to the shareholders along with this Proxy Statement.

Fees

The Company incurred the following fees to Grant Thornton LLP during fiscal years 2018 and 2017.

	2018	2017
Audit Fees:
Grant Thornton (principal auditor)	$1,353,707	$1,244,299
Other Auditors	—	—
Subtotal	1,353,707	1,244,299
Audit Related Fees	291,613	189,991
Tax Fees	27,000	—
All Other Fees	—	—

Audit Fees were for professional services rendered for the audit of the Company’s consolidated financial statements included in Form 10-K, reviews of the consolidated financial statements included in Forms 10-Q, and statutory audits of the Company’s wholly-owned subsidiaries for the fiscal years 2018 and 2017, respectively.

Audit Related Fees were incurred for employee benefit plan audit services, audits in connection with acquisitions and due diligence services provided by Grant Thornton’s transaction advisory services group in connection with the Company’s acquisition activity.

The Audit Committee has not adopted any pre-approval policies and approves all engagements with the Company’s auditors prior to the performance of services by them.

A representative from Grant Thornton will be in attendance at the Meeting, will have the opportunity to make a statement if desired, and will be available to respond to any questions from those in attendance.

The Audit Committee has appointed Grant Thornton to report upon the financial statements of the Company for the year ended December 27, 2019, and the effectiveness of the Company’s internal control over financial reporting as of December 27, 2019. Although the Company is not required to seek shareholder ratification of this appointment by the Company’s Bylaws or otherwise, the Board believes it to be sound corporate governance to do so. If the shareholders do not ratify this appointment, the Audit Committee will reconsider the appointment and consider that vote in the review of its future selection of accountants, but will not be required to engage a different auditing firm.

The Board of Directors, as a matter of good corporate practice, has elected to seek ratification of Grant Thornton as the independent registered public accounting firm to report upon the financial statements of the Company for the year ended December 27, 2019, and recommends that you vote “FOR” Proposal 5.

38 | 2019 Proxy Statement

PROPOSAL 6 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

At our 2018 Annual Meeting of Shareholders, as provided in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and as required by Section 14A of the Securities Exchange Act of 1934, as amended, we provided our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in our proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“say on pay”). At our 2017 Annual Meeting of Shareholders, as provided in the Dodd-Frank Act, our shareholders were asked to indicate how frequently we should seek a “say on pay” advisory vote. The shareholders were able to indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years. At the 2017 Annual Meeting, 89.95% of shareholders voting or who abstained from voting endorsed our Board’s recommendation that the advisory “say on pay” vote be held every year. Therefore, we are providing our shareholders the opportunity to advise our Compensation Committee and Board of Directors regarding the compensation of our named executive officers as described in this Proxy Statement.

As set forth in detail under the heading “Executive Compensation — Compensation Discussion and Analysis,” the goals of our compensation program are to attract, retain, motivate and reward highly qualified leadership personnel and to provide them with attractive long-term career opportunities. Our compensation philosophy is to provide executives with a competitive total compensation package which motivates superior job performance, the achievement of our business objectives, and the enhancement of shareholder value. The Company’s objective is to attract, retain, and motivate excellent employees, in alignment with the Company’s Vision 2025 and long-term strategy, and to align the interests of employees with those of the shareholders by giving them a personal interest in the value of the Company’s Common Stock. Please see the Compensation Discussion and Analysis beginning on page 20 for a detailed description and analysis of our executive compensation programs, including information about the fiscal year 2018 and 2019 compensation of our named executive officers.

The advisory “say on pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. We will ask our shareholders to vote “FOR” the following resolution at the Meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s 2019 Proxy Statement.”

This say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board. However, we value the opinions of our shareholders and our Board and Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors recommends that you vote “FOR” Proposal 6, the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

OTHER BUSINESS

Management of the Company does not know of any other business that may be presented at the Meeting. If any matter not described herein should be presented for shareholder action at the Meeting, the persons named in the enclosed Proxy will vote the shares represented thereby in accordance with their best judgment.

2019 Proxy Statement | 39

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS AND NOMINATION OF DIRECTORS BY SHAREHOLDERS FOR THE 2020 PROXY STATEMENT AND PRESENTATION AT THE 2020 ANNUAL MEETING

Our Bylaws govern the submission of nominations for Director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bylaws, if a shareholder, at our 2020 Annual Meeting of Shareholders (“2020 Annual Meeting”), wants to:

(i)    nominate a person to stand for election as a Director, the nomination must be received at our principal executive offices no earlier than December 31, 2019, and no later than January 30, 2020. Therefore, notice to the Company of a shareholder nomination submitted before December 31, 2019, or after January 30, 2020, will be considered untimely and will not be considered at the 2020 Annual Meeting; or

(ii)    introduce an item of business, the proposal must be received at our principal executive offices no later than December 27, 2019. Accordingly, notice to the Company of a shareholder proposal received after December 27, 2019, will be considered untimely and will not be considered at the 2020 Annual Meeting.

These advance notice provisions are in addition to, and separate from, the SEC requirements that a shareholder must meet to have a proposal included in our proxy statement and form of proxy for presentation at our annual meetings. Under SEC Rule 14a-8, if a shareholder wants to nominate a person to stand for election as a Director or introduce an item of business at our 2020 Annual Meeting and have us include such nomination or proposal in our proxy statement and form of proxy for presentation at the 2020 Annual Meeting, the nomination or proposal must be received at our principal executive offices no later than December 27, 2020.

Under our Bylaws, a shareholder must follow certain procedures to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. The procedures for nominating a Director are described above in “Independence and Committees of the Board of Directors” under the headings “Governance and Nominating Committee” and “Shareholder recommendations for Nomination as a Director.”

The procedures for introducing an item of business at the 2020 Annual Meeting require providing a written notice of each proposed item of business that must include:

(i)	a brief description of the business desired to be brought before the meeting,

(ii)	the reasons for conducting such business at the meeting,

(iii)	the name and record address of the shareholder proposing such business,

(iv)	the number of shares of stock owned beneficially or of record by the shareholder,

(v)

a description of all arrangements or understandings between the shareholder and any other person or persons (including their names) in connection with the proposal of such business by the shareholder and any material interest of the shareholder in such business, and

(vi)	a representation that the shareholder intends to appear in person or by proxy to bring such business before the meeting.

Shareholder proposals and nominations for Director should be submitted in writing to the Corporate Secretary, at 1500 West University Parkway, Sarasota, Florida 34243. A copy of the Company’s Bylaws will be provided upon request in writing to the Secretary.

By Order of the Board of Directors,

GREGORY C. YADLEY

Secretary

Dated: April 26, 2019

40 | 2019 Proxy Statement

APPENDIX A

HELIOS TECHNOLOGIES

2019 EQUITY INCENTIVE PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1.    Purpose of the Plan. The purpose of this Helios Technologies 2019 Equity Incentive Plan is to promote the growth and profitability of Sun Hydraulics Corporation, d/b/a Helios Technologies (the “Corporation”) by (i) providing officers, employees and directors of the Corporation and of its subsidiaries with additional incentives to achieve long-term corporate objectives, (ii) assisting the Corporation and its subsidiaries in attracting and retaining officers, employees, consultants and directors of outstanding competence, and (iii) providing such officers, employees, consultants and directors with an opportunity to acquire an equity interest (direct or indirect) in the Corporation.

1.2.    Effective Date. The Plan has been approved by the Corporation’s Board on March 8, 2019, and the Plan is subject to approval by the shareholders of the Corporation at the Corporation’s 2019 Annual Meeting of Shareholders. All Awards granted under this Plan prior to the date of the 2019 Annual Meeting shall be expressly subject to approval of the Plan by the shareholders at that Annual Meeting.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1.    “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.2.    “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Corporation.

2.3.    “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

2.4.    “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Restricted Stock Units or Cash Awards.

2.5.    “Award Agreement” means the written agreement setting forth the terms and provisions applicable to each Award granted under the Plan.

2.6.    “Board” or “Board of Directors” means the Board of Directors of the Corporation.

2.7.    “Cash Award” means the right to receive cash as described in Section 9.

2.8.    “Cause” means (i) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Corporation or a Subsidiary, or any other act or practice which the Committee shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Corporation or any Subsidiary’s fidelity bond; (ii) the willful engaging in misconduct which is deemed by the Committee, in good faith, to be materially injurious to the Corporation or any Subsidiary, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive

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Appendix A

business information and data about the Corporation or any Subsidiaries and competing with the Corporation or any Subsidiaries, or soliciting employees, consultants or customers of the Corporation or any Subsidiaries in violation of law or any employment or other agreement to which the recipient is a party; (iii) the continued failure or habitual neglect by a person who is an Employee to perform his or her duties with the Corporation or any Subsidiary; or (iv) other disregard of rules or policies of the Corporation or any Subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Corporation or any Subsidiary. For purposes of this Plan, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the recipient not in good faith and without reasonable belief that the recipient’s action or omission was in the best interest of the Corporation and/or the Subsidiary. Notwithstanding the foregoing, if the recipient has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply to the recipient in this Plan.

2.9.    “Change in Control” means the occurrence of any of the following events:

(a)    any person becomes, after the effective date of this Plan, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation’s then outstanding securities in a transaction that qualifies as a “change in ownership” or “change in effective control” under Treasury Regulation Section 1.409A-3(i)(5);

(b)    individuals who constitute the Board on the effective date of the Plan cease, for any reason, to constitute at least a majority of the Board in a manner that qualifies as a “change in effective control” under Treasury Regulation Section 1.409A-3(i)(5), provided, however, that any person becoming a director subsequent to the effective date of the Plan who was nominated for election by at least 66 2⁄3% of the Board as constituted on the effective date of the Plan (other than the nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest, relating to the election of the Board, as such terms are used in Rule 14a-11 of the Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Plan, considered a member of the Board as constituted on the effective date of the Plan; or

(c)    the consummation of a merger or consolidation of the Corporation, other than a merger or consolidation in which the Shareholders of the Corporation immediately prior to the merger or the consolidation continue to hold (either directly or indirectly) at least 51% or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity; or

(d)    a sale of substantially all of the assets of the Corporation to one or more unrelated businesses (other than to a corporation more than 50% of which is controlled by, or under common control with, the Corporation) in a transaction that qualifies as a “change in ownership of a substantial portion of assets” under Treasury Regulation Section 1.409A-3(i)(5)(vii), or an agreement to liquidate or dissolve the Corporation.

2.10.    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.11.    “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board (pursuant to Section 3.1) to administer the Plan.

2.12.    “Corporation” means Sun Hydraulics Corporation, d/b/a Helios Technologies, a Florida corporation, or any successor thereto. With respect to the definitions of the Performance Goals, the “Corporation” means Sun Hydraulics Corporation and its consolidated subsidiaries, except to the extent the Committee expressly determines otherwise.

2.13.    “Consultant” means any consultant, independent contractor, or other person who provides significant services to the Corporation or its Affiliates, but who is neither an Employee nor a Director.

2.14.    “Director” means any individual who is a member of the Board of Directors of the Corporation.

2.15.    “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a

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permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

2.16.    “Employee” means any employee of the Corporation or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.17.    “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.

2.18.    “Fair Market Value” means the last sale price of the Common Stock as reported on the NASDAQ Global Select Market (or any other exchange or quotation system, if applicable) on the date specified; or if no sales occurred on such day, at the last sale price reported for the Common Stock; but if there should be any material alteration in the present system of reporting sales prices of such Common Stock, or if such Common Stock should no longer be listed on the NASDAQ Global Select Market (or other exchange or quotation system), or if the last sale price reported shall be on a date more than 30 days from the date in question, the market value of the Common Stock as of a particular date shall be determined in such a method as shall be specified by the Board.

2.19.    “Fiscal Year” means the fiscal year of the Corporation.

2.20.    “Freestanding SAR” means a SAR that is granted independently of any Option.

2.21.    “Grant Date” means, with respect to an Award, the date that the Award was granted.

2.22.    “Incentive Stock Option” means an Option to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Section 422 of the Code.

2.23.    “Nonemployee Director” means a Director who is an employee of neither the Corporation nor of any Affiliate.

2.24.    “Nonqualified Stock Option” means an option to purchase Shares which is not intended to be an Incentive Stock Option.

2.25.    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.

2.26.    “Participant” means an Employee, Consultant, or Nonemployee Director who has an outstanding Award.

2.27.    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: annual revenue, cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, stock price and total shareholder return. The Performance Goals may differ from Participant to Participant and from Award to Award.

2.28.    “Period of Restriction” means the period during which the transfer of Restricted Stock is subject to restrictions and therefore, the Shares subject to the Restricted Stock grant are subject to a substantial risk of forfeiture. With respect to Restricted Stock granted pursuant to Section 7, such restrictions may be based on continued employment or other performance of services for the Corporation, the passage of time, the achievement of target levels of Performance Goals, or the occurrence of other events as determined by the Committee, in its discretion.

2.29.    “Plan” means the Helios Technologies 2019 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.30.    “Restricted Stock” means an Award granted to a Participant pursuant to Section 7.

2.31.    “Restricted Stock Units” means an Award granted to a Participant pursuant to Section 8, consisting of a bookkeeping entry representing an amount equivalent to the Fair Market Value of one Share (or a fraction or multiple of such value), payable in cash, property or Shares. Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation, except as otherwise provided for by the Committee.

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2.32.    “Retirement” means a Participant’s voluntary termination of service with the Corporation after attainment of age sixty-five (65).

2.33.    “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing or superseding such regulation.

2.34.    “Section 16 Person” means a person who, with respect to the Shares, is subject to Section 16 of the 1934 Act.

2.35.    “Shares” means the shares of common stock, par value $.001 per share, of the Corporation.

2.36.    “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with a related Option, that pursuant to Section 6 is designated as an SAR.

2.37.    “Subsidiary” means any corporation (or any similar entity organized under foreign law) which, on the date of determination, qualifies as a subsidiary corporation of the Corporation under Section 424(f) of the Code.

2.38.    “Tandem SAR” means an SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR shall be canceled to the same extent).

2.39.    “Termination of Service” means (a) in the case of an Employee, a cessation of the employee-employer relationship between the Employee and the Corporation or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Corporation or an Affiliate; (b) in the case of a Consultant, a cessation of the service relationship between the Consultant and the Corporation or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous re-engagement of the consultant by the Corporation or an Affiliate; and (c) in the case of a Nonemployee Director, a cessation of the Director’s service on the Board for any reason, including, but not by way of limitation, a termination by resignation, death, Disability or non-reelection to the Board.

SECTION 3

ADMINISTRATION

3.1.    The Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be appointed by the Board. Unless the Committee is the full Board or all determinations made by the Committee are made only with the approval or ratification of the full Board, then the Committee shall be comprised solely of Directors who are “non-employee directors” under Rule 16b-3.

3.2.    Authority of the Committee. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. Except to the extent the Board has reserved to itself the authority to review, approve and ratify actions of the Committee, the Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees, Consultants and Directors shall be granted Awards, (b) prescribe the terms and conditions of the Awards, (c) interpret the Plan and the Awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees and Directors who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

3.3.    Delegation by the Committee. Except to the extent the Board has reserved to itself the authority to review, approve and ratify actions of the Committee, the Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate (a) all or any part of its authority and powers under the Plan to one or more Directors, and (b) more limited authority and powers under the Plan to one or more officers of the Corporation; provided, however, that the Committee may not delegate its authority and powers (a) with respect to Section 16 Persons, or (b) in any way which would jeopardize the Plan’s qualification under Rule 16b-3.

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3.4.    Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

3.5.    No Liability. Neither any member of the Board nor any member of the Committee shall be liable to any person for any act or determination made in good faith with respect to the Plan or any Award granted hereunder.

3.6.    Corporation Assistance. The Corporation shall supply full and timely information to the Committee on all matters relating to eligible persons, their employment, death, Retirement, disability, or other termination of employment or service, and such other pertinent facts as the Committee may require. The Corporation shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties.

SECTION 4

SHARES SUBJECT TO THE PLAN

4.1.    Number of Shares. Subject to adjustment as provided in Section 4.3, the total number of Shares available for issuance under the Plan shall not exceed 1,000,000 Shares, of which no more than 500,000 Shares may be granted as Incentive Stock Options. Shares issued under the Plan may be either authorized but unissued Shares or treasury Shares.

4.2.    Awards Settled in Cash, Reissue of Awards and Shares. If an Award is settled in cash, or is cancelled, terminates, expires, or lapses for any reason (with the exception of the termination of a Tandem SAR upon exercise of the related Option, or the termination of a related Option upon exercise of the corresponding Tandem SAR), any Shares subject to such Award again shall be available for subsequent Awards under the Plan. Shares that are exchanged by a Participant or withheld by the Corporation as full or partial payment in connection with any Award under the Plan, as well as any Shares exchanged by a Participant or withheld by the Corporation or one of its Affiliates to satisfy the tax withholding obligations related to any Award, shall not be available for subsequent Awards under the Plan. To the extent that Shares are delivered pursuant to the exercise of a SAR or Option granted under the Plan, the number of underlying Shares as to which the exercise related shall be counted against the applicable share limits under Section 4.1, as opposed to only counting the Shares issued. (For purposes of clarity, if a SAR relates to 100,000 Shares and is exercised at a time when the payment due to the Participant is 15,000 Shares, 100,000 Shares shall be charged against the applicable Share limits under Section 4.1 with respect to such exercise.)

4.3.    Adjustments in Awards and Authorized Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Corporation, or other change in the corporate structure of the Corporation affecting the Shares occurs such that an adjustment is determined by the Committee (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall in such manner as it may deem equitable, (a) adjust the number and class of Shares (or other securities) that may be delivered under the Plan under Section 4.1, and the number, class, and price of Shares (or other securities) subject to outstanding Awards or (b) make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding Awards or the cash, securities or property deliverable to the holder of any or all outstanding Awards, based upon the distribution or consideration payable to holders of the Shares upon or in respect of such event. The specific adjustments shall be determined by the Committee. Notwithstanding the preceding, the number of Shares subject to any Award always shall be a whole number.

SECTION 5

STOCK OPTIONS

5.1.    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Employees, Consultants and Directors at any time and from time to time as determined by the Committee in its sole discretion. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or a combination thereof, and the Committee, in its sole discretion, shall determine the number of Shares subject to each Option.

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5.2.    Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the Exercise Price, the expiration date of the Option, the number of Shares to which the Option pertains, any conditions to exercise the Option, and such other terms and conditions as the Committee, in its discretion, shall determine. The Award Agreement shall also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3.    Exercise Price. Subject to the provisions of this Section 5.3, the Exercise Price for each Option shall be determined by the Committee in its sole discretion.

5.3.1.    Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

5.3.2.    Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date; provided, however, that if on the Grant Date, the Employee (together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code) owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any of its Subsidiaries, the Exercise Price shall be not less than one hundred and ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

5.3.3.    Substitute Options. Notwithstanding the provisions of Sections 5.3.1 and 5.3.2, in the event that the Corporation or an Affiliate consummates a transaction described in Section 424(a) of the Code (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees, Directors or Consultants on account of such transaction may be granted Options in substitution for options granted by their former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Section 424(a) of the Code, may determine that such substitute Options shall have an exercise price less than one hundred percent (100%) of the Fair Market Value of the Shares on the Grant Date.

5.4.    Expiration of Options.

5.4.1.    Expiration Dates. Each Option shall terminate no later than the first to occur of the following events:

(a)    The date for termination of the Option set forth in the written Award Agreement, or

(b)    If no date for the termination of the Option is set forth in the written Award Agreement (other than reference to Section 5.4.1(c)), (a) the expiration of twelve (12) months from the date of the Participant’s Termination of Service if such Termination of Service is a result of death or Disability, or (b) three (3) months from the date of the Participant’s Termination of Service for any other reason; or

(c)    The expiration of ten (10) years from the Grant Date.

5.4.2.    Committee Discretion. Subject to the limits of Section 5.4.1, the Committee, in its sole discretion, (a) shall provide in each Award Agreement when each Option expires and becomes unexercisable, and (b) may, after an Option is granted, extend the maximum term of the Option (subject to Section 5.8.4 regarding Incentive Stock Options).

5.5.    Exercisability of Options. Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall determine in its sole discretion. The Committee may, in its discretion, condition the vesting and exercisability of any Option granted under the Plan on satisfaction of (i) any minimum period of continued employment or other continued service with the Corporation by the Participant the Committee deems appropriate (“service vesting”), (ii) satisfaction of any of one or more Performance Goals the Committee deems appropriate (“performance vesting”), or (iii) any combination of servicing vesting and performance vesting requirements the Committee deems appropriate. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.

5.6.    Payment. Options shall be exercised by the Participant’s delivery of a written notice of exercise to the Secretary of the Corporation (or its designee), setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares, including satisfaction of any applicable withholding taxes.

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Upon the exercise of any Option, the Exercise Price shall be payable to the Corporation in full in cash or its equivalent. The Committee, in its sole discretion, also may permit exercise (a) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price (such previously acquired Shares must have been held for the requisite period necessary to avoid a charge to the Corporation’s earnings for the financial reporting purposes, unless otherwise determined by the Committee), or (b) by any other means which the Committee, in its sole discretion, determines to both provide legal consideration for the Shares, and to be consistent with the purposes of the Plan.

As soon as practicable after receipt of a written notification of exercise and full payment for the Shares purchased, including satisfaction of any applicable withholding taxes, the Corporation shall deliver to the Participant (or the Participant’s designated broker), Share certificates (which may be in book entry form) representing such Shares.

5.7.    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange or system upon which Shares are then listed or traded, or any blue sky or state securities laws.

5.8.    Certain Additional Provisions for Incentive Stock Options.

5.8.1.    Exercisability. The aggregate Fair Market Value (determined on the Grant Date(s)) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Corporation and its Subsidiaries) shall not exceed $100,000. To the extent that the aggregate Fair Market Value exceeds such $100,000 limit, such options shall be treated as nonqualified stock options. In reducing the number of options treated as Incentive Stock Options to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an Incentive Stock Option.

5.8.2.    Termination of Service. No Incentive Stock Option may be exercised more than three (3) months after the Participant’s Termination of Service for any reason other than Disability or death, unless (a) the Participant dies during such three-month period, and/or (b) the Award Agreement or the Committee permits later exercise. No Incentive Stock Option may be exercised more than one (1) year after the Participant’s Termination of Service on account of death or Disability, unless the Award Agreement or the Committee permit later exercise. Notwithstanding the foregoing, to the extent that the post-termination exercise period exceeds the limitations under Section 422 of the Code, the Option will cease to be treated as an Incentive Stock Option and shall be treated as a Nonqualified Stock Option at such time that the applicable time limit is exceeded.

5.8.3.    Corporation and Subsidiaries Only. Incentive Stock Options may be granted only to persons who are employees of the Corporation or a Subsidiary on the Grant Date.

5.8.4.    Duration of Authority to Grant Incentive Stock Options. No Incentive Stock Option may be granted more than ten (10) years after the effective date of this Plan, except to the extent the shareholders of the Corporation have approved grants after that date pursuant to Section 12.2 below.

5.8.5.    Expiration. No Incentive Stock Option may be exercised after the expiration of ten (10) years from the Grant Date; provided, however, that if the Option is granted to an Employee who, together with persons whose stock ownership is attributed to the Employee pursuant to Section 424(d) of the Code, owns stock possessing more than 10% of the total combined voting power of all classes of the stock of the Corporation or any of its Subsidiaries, the Option may not be exercised after the expiration of five (5) years from the Grant Date.

5.8.6.    Other Terms There shall be imposed in any Award Agreement relating to Incentive Stock Options such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code.

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SECTION 6

STOCK APPRECIATION RIGHTS

6.1.    Grant of SARs. Subject to the terms and conditions of the Plan, an SAR may be granted to Employees, Directors and Consultants at any time and from time to time as shall be determined by the Committee, in its sole discretion. The Committee may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

6.1.1.    Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant.

6.1.2.    Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan. However, the exercise price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date. The exercise price of Tandem or Affiliated SARs shall equal the Exercise Price of the related Option.

6.2.    Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR shall expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR shall be for no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

6.3.    Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR shall not necessitate a reduction in the number of Shares subject to the related Option.

6.4.    Exercise of Freestanding SARs. Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall determine. The Committees may, in its discretion, condition the vesting and exercisability of any Freestanding SARs granted under the Plan on satisfaction of (i) any minimum period of continued employment or other continued service with the Corporation by the Participant the Committee deems appropriate (“service vesting”), (ii) satisfaction of any of one or more Performance Goals the Committee deems appropriate (“performance vesting”), or (iii) any combination of servicing vesting and performance vesting requirements the Committee deems appropriate.

6.5.    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

6.6.    Expiration of SARs. An SAR granted under the Plan shall expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 5.4 also shall apply to SARs.

6.7.    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying:

(a)    The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b)    The number of Shares with respect to which the SAR is exercised.

6.8.    At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

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SECTION 7

RESTRICTED STOCK

7.1.    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to Employees, Directors and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion shall determine the number of Shares to be granted to each Participant.

7.2.    Restricted Stock Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares granted, purchase price, if any, and such other terms and conditions as the Committee, in its sole discretion, shall determine. Unless the Committee determines otherwise, Restricted Stock shall be held by the Corporation as escrow agent until the restrictions on such Restricted Stock have lapsed.

7.3.    Transferability. Except as provided in this Section 7, Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

7.4.    Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock as it may deem advisable or appropriate, in accordance with this Section 7.4.

7.4.1.    General Restrictions. The Committee may set restrictions based upon the achievement of specific performance objectives (Corporation-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion. In addition, the Committee will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 7.4.1 including the authority to reduce or eliminate Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

7.4.2.    Legend on Certificates. The Committee, in its discretion, may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions.

7.5.    Dividends and Other Distributions. During the Period of Restriction, Participants holding Restricted Stock shall be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. In addition, any dividends as to the unvested portion of a Restricted Stock award that is subject to performance-based vesting requirements (or any dividend equivalents as to the unvested portion of a Restricted Stock Unit award that is subject to performance-based vesting requirements) will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

7.6.    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

7.7.    Return of Restricted Stock to Corporation. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed shall revert to the Corporation and again shall become available for grant under the Plan.

SECTION 8

RESTRICTED STOCK UNITS

8.1.    Grant of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to Employees, Directors and Consultants in such amounts as the Committee, in its sole discretion, shall determine. The Committee, in its sole discretion shall determine the number of Shares to be granted to each Participant and the terms of such Restricted Stock Units.

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8.2.    Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the number of Shares granted, the conditions for vesting of the Restricted Stock Units, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

8.3.    Transferability. Restricted Stock Units may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4.    Vesting. The Committee, in its sole discretion, may impose such restrictions on the vesting of the Participant’s Restricted Stock Units as it may deem advisable or appropriate, in accordance with this Section 8.4.

8.4.1.    Service Vesting. The Committee may condition the vesting of a Participant’s Restricted Stock Units upon the Participant’s continued performance of services for the Corporation through a specified vesting date or dates. If the Participant’s Termination of Service occurs before such vesting date, the relevant Restricted Stock Units shall be forfeited, except as may otherwise be provided in the Award Agreement.

8.4.2.    Performance Vesting. Alternatively, the Committee may, in its discretion, condition the vesting of all or a portion of the Participant’s Restricted Stock Units upon completion of based upon the achievement of specific performance objectives (Corporation-wide, divisional, or individual), applicable federal or state securities laws, or any other basis determined by the Committee in its discretion. In addition, the Committee will have the discretion to determine the vesting or other limitations of the individual awards granted under this Section 8.4.2 including the authority to reduce or eliminate Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

8.5.    Settlement of Restricted Stock Units. Upon vesting of all or part of a Participant’s Restricted Stock Units, the Participant shall be entitled to receive from the Corporation in settlement of the vested Restricted Stock Units either, at the discretion of the Committee:

(a)    The number of Shares with respect to that portion of the Restricted Stock Units which have become vested; or

(b)    An amount determined by multiplying the Fair Market Value of a Share on the date of vesting; times the number of Shares with respect to which the Restricted Stock Units which have become vested.

In either case, the Corporation may reduce the net amount or number of Shares actually delivered to the Participant to account for payroll taxes withheld pursuant to Section 13.2 below.

8.6.    No Rights of Shareholder Until Restricted Stock Units Vest. Until such time as the Restricted Stock Units vest and shares of Common Stock are issued to the Participant, the Participant shall not have the rights of a shareholder with respect to the covered shares. In particular, Participants holding unvested Restricted Stock Units shall not be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement or exercise voting rights with respect to those shares.

SECTION 9

CASH AWARDS

9.1.    Cash Awards. Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan. After the Committee determines that it will offer a Cash Award, it shall advise the Participant, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award. The grant or vesting of a Cash Award may be made contingent on the achievement of Performance Goals.

SECTION 10

CHANGE IN CONTROL

10.1.    Change in Control. In the event of a pending Change in Control, the Board may, in its sole discretion, take any one or more of the following actions with respect to any one or more Participants:

(a)    Accelerate the exercise dates or vesting dates of any outstanding Awards;

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(b)    Make outstanding Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights or Cash Awards fully vested and exercisable;

(c)    Grant a cash bonus award to any of the holders of outstanding Awards;

(d)    Pay cash to any or all Participants in exchange for the cancellation of their outstanding Awards; or

(e)    Make any other adjustments or amendments to the Plan and outstanding Awards.

10.2.    Requirements if Shares are Publicly Traded. If the Shares are registered under the Securities Exchange Act of 1934, any such action with respect to any named executive officer of the Corporation shall be effective only if it is approved by the Compensation Committee of the Board and the Committee is comprised exclusively of Nonemployee Directors.

10.3.    Uniform Treatment Not Required. In exercising its authority under this Section 10, the Board or Committee shall have no duty to apply any action taken under this Section 10 uniformly to all Participants, and may choose, in its sole discretion, whether or not the Awards granted to any particular Participant will be affected (subject to any pre-existing provisions in a Participant’s Award Agreement or other agreement with the Corporation requiring accelerated vesting or payment upon a Change in Control).

SECTION 11

MISCELLANEOUS

11.1.    Issuance of Shares. The Corporation shall not be required to issue or deliver any certificate for Shares purchased upon the attempted exercise of any Option or SAR granted hereunder or any portion thereof, or deliver any certificate for shares of Restricted Stock or Restricted Stock Unit granted hereunder, and no attempted exercise of an Option or SAR shall be effective prior to fulfillment of all of the following conditions:

(a)    The admission of such shares to listing on all stock exchanges on which the Shares are then listed;

(b)    The completion of any registration or other qualification of such Shares which the Committee shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the SEC or any other governmental regulatory body;

(c)    The obtaining of any approval or other clearance from any federal or state governmental agency or body which the Committee shall determine to be necessary or advisable; and

(d)    The lapse of such reasonable period of time following the exercise of the Option or SAR as the Board from time to time may establish for reasons of administrative convenience.

Stock certificates issued and delivered to Participants shall bear such restrictive legends as the Corporation shall deem necessary or advisable pursuant to applicable federal and state securities laws. The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Shares pursuant to Options shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Corporation shall, however, use reasonable efforts to obtain all such approvals.

11.2.    No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Corporation to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Corporation and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Corporation and its Affiliates is on an at-will basis only.

11.3.    Participation. No Employee, Director or Consultant shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

11.4.    Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding

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to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Corporation’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Corporation an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Certificate of Incorporation or Second Amended and Restated Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Corporation may have to indemnify them or hold them harmless.

11.5.    Successors. All obligations of the Corporation under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Corporation.

11.6.    Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.

11.7.    Limited Transferability of Awards. Subject to Section 7.3, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 11.7. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant. Notwithstanding the foregoing, the Participant may, in a manner specified by the Committee, (a) transfer a Nonqualified Stock Option to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property rights, and (b) transfer a Nonqualified Stock Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets.

11.8.    No Rights as Shareholder. Except to the limited extent provided in Sections 7.6 and 7.7 no Participant (nor any beneficiary) shall have any of the rights or privileges of a shareholder of the Corporation with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the records of the Corporation or its transfer agents or registrars, and delivered to the Participant (or beneficiary).

11.9.    Tax Matters. Notwithstanding anything to the contrary contained herein, to the extent that the Committee determines that any Award granted under the Plan is subject to Code Section 409A and unless otherwise specified in the applicable Award Agreement, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary for such Award to avoid the consequences described in Code Section 409A(a)(1), and to the maximum extent permitted under applicable law (and unless otherwise stated in the applicable Award Agreement), the Plan and the Award Agreements shall be interpreted in a manner that results in their conforming to the requirements of Code Section 409A(a)(2), (3) and (4) and any Department of Treasury or Internal Revenue Service regulations or other interpretive guidance issued under Section 409A.

11.10.    Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and/or cash, and such arrangements may be either generally applicable or applicable only in specific cases.

11.11.    Other Forfeiture Events, Clawback and Recoupment. The Committee may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture,

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and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Except as otherwise determined by the Committee, a Participant shall forfeit all of his or her outstanding Awards if such Participant is determined to have engaged in an act that constitutes Cause (regardless of whether the Participant’s service with the Corporation is terminated as a result of such Cause). The determination of whether a Participant has engaged in an act that constitutes Cause shall be made by the Committee, which prior to making such determination shall provide written notice of the event of Cause to the Participant and allow the Participant a reasonable opportunity to cure such event. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Corporation’s clawback policy as may be established and/or amended from time to time. The Corporation may require a Participant to forfeit or return to and/or reimburse the Corporation all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such clawback policy or as necessary or appropriate to comply with applicable laws.

11.12.    Delay of Payment Pending Investigation. If any Award becomes payable (or any restrictions relating to such Award lapse) while a Participant is under investigation for any event that would constitute Cause or otherwise result in forfeiture of an Award, payment of such Award shall be delayed pending the outcome of such investigation. If such investigation is pending on the latest date upon which such Award may be paid (or such restrictions may lapse) in order for payment of the Award to remain qualified as a short-term deferral under Treasury Regulation Section 1.409A-1(b)(4) or would otherwise not result in a violation of Code Section 409A, the Award may be paid on that date only if the Participant executes an agreement with the Corporation under which he or she agrees to repay or forfeit the Award if the investigation results in the Participant being found to have committed an act that constitutes Cause or would result in forfeiture of the Award. If the Participant fails to execute such an agreement, the Award shall be forfeited.

SECTION 12

AMENDMENT, TERMINATION, AND DURATION

12.1.    Amendment, Suspension, or Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension, or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Award already granted to such Participant; provided that such consent shall not be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension or termination: (a) is required or advisable in order for the Corporation, the Plan or the Award to satisfy applicable law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any Change in Control transaction or event, is in the best interests of the Corporation or its shareholders. The Board may, but need not, take the tax or accounting consequences to affected Participants into consideration in acting under the preceding sentence. No Award may be granted during any period of suspension or after termination of the Plan. The Corporation shall obtain shareholder approval if necessary or desirable to comply with applicable laws, rules and regulations, including of any governmental agencies and national securities exchanges. Decisions of the Board shall be final, binding and conclusive.

12.2.    Duration of the Plan. The Plan shall be effective as of the date the Plan is approved by the Corporation’s Shareholders at the 2019 Annual Meeting of Shareholders, and subject to Section 12.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter. However, no Incentive Stock Option may be granted under the Plan after ten years from the latest date the Corporation’s shareholders approve the Plan, including any subsequent amendment or restatement of the Plan approved by the Corporation’s shareholders.

SECTION 13

TAX WITHHOLDING

13.1.    Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

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13.2.    Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) electing to have the Corporation withhold otherwise deliverable Shares, or (b) delivering to the Corporation already-owned Shares having a Fair Market Value equal to the minimum amount required to be withheld. If the Committee permits Award Shares to be withheld from the Award to satisfy applicable withholding obligations, the Fair Market Value of the Award Shares withheld, as determined as of the date of withholding, shall not exceed the amount determined by the applicable minimum statutory withholding rates to the extent the Committee determines such limit is necessary or advisable in light of generally accepted accounting principles.

13.3.    Liability for Applicable Taxes. Regardless of any action the Corporation or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security, payroll tax, payment on account, other tax-related withholding or information reporting (“Tax-Related Items”), the Participant acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Participant is and remains the Participant’s responsibility and that the Corporation and or the Employer (a) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of an Award; and (b) do not commit to structure the terms or any aspect of any Award granted hereunder to reduce or eliminate the Participant’s liability for Tax-Related Items. The Participant shall pay the Corporation or the Employer any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to deliver any benefit under the Plan if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

SECTION 14

LEGAL CONSTRUCTION

14.1.    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.2.    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3.    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.4.    Securities Law Compliance. With respect to Section 16 Persons, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan, Award Agreement or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.5.    Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Florida.

14.6.    Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

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